Exhibit 96.3

VELVET WOOD PROJECT

INITIAL ASSESSMENT

US SEC Subpart 1300 Regulation S-K Report

San Juan County, Utah, USA

PREPARED BY:

BRS INC

1130 Major Ave

Riverton, WY 82501

USA

PREPARED FOR:

ANFIELD ENERGY INC

2005-4390 Grange St.

Burnaby, BC V5H 1P6

CANADA

Qualified Persons

BRS INC.

Douglas L. Beahm, P.E., P.G.

Carl D. Warren, P.E., P.G.

April 15, 2025

TABLE OF Contents	Page #

1.0 EXECUTIVE SUMMARY	1-1

1.1 Interpretations and Conclusions	1-1

1.2 Recommendations	1-3

1.3 Risks	1-4

2.0 INTRODUCTION	2-1

2.1 Registrant	2-1

2.2 Terms of Reference	2-1

2.3 Information Sources and References	2-2

2.4 Site Visits by All Qualified Persons	2-2

2.4.1 QP Qualifications	2-2

2.5 Previous Technical Report Summaries	2-3

3.0 PROPERTY DESCRIPTION	3-1

3.1 Property Description and Location	3-1

3.2 Mineral Rights	3-1

3.3 Surface Rights	3-2

3.4 Significant Encumbrances	3-2

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY	4-3

4.1 Physiography	4-3

4.2 Accessibility	4-3

4.3 Climate	4-4

4.4 Infrastructure and Local Resources	4-5

5.0 HISTORY	5-1

5.1 History of Velvet Wood	5-1

5.2 Previous Mineral Resources Estimation	5-1

5.3 Past Production	5-2

6.0 GEOLOGICAL SETTING AND MINERALIZATION	6-1

6.1 Regional Geology	6-1

6.2 Structure	6-1

6.3 Stratigraphy	6-1

6.4 Mineralization	6-6

6.5 Local Geology and Drilling	6-6

7.0 EXPLORATION	7-1

7.1 Exploration	7-1

7.1.1 Previous Exploration	7-1

7.1.2 Qualified Persons’ Interpretation of the Exploration Information	7-2

7.2 Drilling on Property	7-2

7.2.1 Drill Data Used in Current Resource Estimation	7-2

7.2.2 Drill Hole Logging Surveys and Procedure	7-3

7.2.3 Gamma Probe Calibration	7-3

7.2.4 Collar Surveys	7-3

7.3 Core Data	7-3

7.4 Hydrogeology	7-3

7.5 Geotechnical Testing	7-3

8.0 SAMPLING PREPARATION, ANALYSES, AND SECURITY	8-1

8.1 Onsite Sample Preparation and Quality Control	8-1

8.2 Laboratory Sample Preparation and Quality Control	8-1

8.3 Qualified Persons’ Interpretation on Sampling Procedure	8-2

9.0 DATA VERIFICATION	9-1

9.1 Drill Data	9-1

9.1.1 Data Entry Verification	9-1

9.1.2 Drill Hole Location Verification	9-1

9.1.3 Verification Drilling	9-1

9.1.4 Bulk Density Verification	9-2

9.1.5 Drillhole Deviation	9-2

9.1.6 Geophysical Logging Calibrations and Radiometric Equilibrium	9-2

9.1.7 Qualified Persons’ Opinion on Data Adequacy	9-3

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING	10-1

10.1 Leach Testing	10-1

10.2 Analytical Laboratory Qualifications	10-1

10.3 Qualified Persons’ Opinion on Metallurgical Data	10-2

11.0 MINERAL RESOURCE ESTIMATES	11-1

11.1 Definitions	11-1

11.2 General Methodology	11-1

11.4 Commodity Price	11-3

Commodity Price Uranium	11-3

Commodity Price Vanadium	11-5

11.4 Reasonable Prospects of Economic Extraction and Cutoff Determination	11-5

11.5.1 Site Infrastructure	11-7

11.5.2 Mining Methods	11-8

11.5.3 Mineral Processing	11-9

11.5.4 Environmental Compliance and Permitting	11-9

11.6 Confidence Classification of Mineral Resource Estimate	11-10

1.7 Mineral Resource Statement	11-11

1.7.1 Risk Factors That May Affect the Mineral Resource Estimate	11-11

11.7.2 Mineral Resource Summary	11-11

11.7.3 Vanadium:	11-13

1.8 Uranium Mineral Resource Estimates by Project Area	11-15

1.9 New Velvet Resource Area	11-15

1.10 Old Velvet Resource Area	11-15

1.11 Old Velvet Mine Areas I, II, IV, and East Side - Resource Calculation Methods	11-16

1.12 Wood Resource Area	11-17

1.13 Inferred Mineral Resources	11-18

1.14 Risk Factors That May Affect the Mineral Resource Estimate	11-19

1.15 QP Opinion on the Mineral Resource Estimate	11-19

1.16 Mineral Resource Figures	11-19

12.0 MINERAL RESERVE ESTIMATES	12-1

13.0 MINING METHODS	13-1

14.0 RECOVERY METHODS	14-1

15.0 INFRASTRUCTURE	15-1

16.0 MARKET STUDIES AND CONTRACTS	16-1

17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	17-1

18.0 CAPITAL AND OPERATING COSTS	18-1

19.0 ECONOMIC ANALYSIS	19-1

20.0 ADJACENT PROPERTIES	20-1

21.0 OTHER RELEVANT DATA AND INFORMATION	21-1

22.0 INTERPRETATION AND CONCLUSIONS	22-1

22.1 Conclusions	22-1

22.2 Risks and Opportunities	22-1

23.0 RECOMMENDATIONS	23-1

24.0 REFERENCES	24-1

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	25-1

26.0 DATE AND SIGNATURE PAGE	26-2

LIST OF FIGURES	PAGE	#

Figure 2.1 - Velvet-Wood Location and Access Map

Figure 3.1 - Velvet-Wood Ownership and Claim Map	3-1

Figure 4.1 - Velvet-Wood Access Map	4-4

Figure 4.2 - Velvet-Wood Climate Summary	4-4

Figure 6.1 - Uravan Mineral Belt (adopted from Chenoweth, 1981)	6-2

Figure 6.2 - Velvet-Wood Project Local Geologic Map (from Doelling, 2004)	6-3

Figure 6.3 - Velvet-Wood Project Regional Cross Section (Doelling, 2004)	6-4

Figure 6.4 - Velvet-Wood Project Stratigraphic Column (Chenowith, 1990)	6-7

Figure 7.1 - Velvet-Wood Drill Hole Map	7-4

Figure 11.1 - TradeTech Uranium Market Price Projections- FAM2 (Nominal US$) (TradeTech® 2022)	11-4

Figure 11.2 - Isometric mine plan schematic for Velvet Wood	11-8

Figure 11.3 - Old Velvet Mine GT and Resource Map	11-20

Figure 11.4 - New Velvet GT Map	11-21

LIST OF Tables	PAGE	#

Table 1.1 - Velvet-Wood Uranium Mineral Resource Summary	1-2

Table 1.2 - Velvet-Wood Vanadium Mineral Resource Summary	1-3

Table 1.3 - Velvet-Wood Exploration Drilling Cost Estimate	1-3

Table 2.1 - Terms and Abbreviations	2-1

Table 7.1 - 1985-1991 Drill Results Velvet Area*	7-2

Table 7.2 - 1985-1991 Drill Results Wood Area*	7-3

Table 7.3 - 2007/2008 Drill Results Velvet-Wood	7-3

Table 11.1 - Cutoff Calculation	11-7

Table 11.2 - Mineral Resources Uranium	11-12

Table 11.3 - Total Inferred Mineral Resources Vanadium	11-14

Table 11.4 - New Velvet Measured Mineral Resources*	11-15

Table 11.5 - Old Velvet Mine Area III Indicated Mineral Resources*	11-16

Table 11.6 - Old Velvet Areas I, II, IV, and East Side Indicated Mineral Resources*	11-17

Table 11.7 - Total Indicated Mineral Resources Wood Mine	11-18

Table 11.8 - Total Inferred Mineral Resources Velvet-Wood Areas	11-18

Table 23.1 - Velvet-Wood Exploration Drilling Cost Estimate	23-1

1.0  EXECUTIVE SUMMARY

The Velvet Wood Uranium/Vanadium mine project (the Project) is located in San Juan County, Utah, approximately 31 miles from Monticello, Utah. The Velvet area is located in Township 31 South, Range 25 East, Sections 2, 3, 4 and 10, at Latitude 38o 07’ 00” North and Longitude 109º 09’ 00” West. The Wood area is located in Township 31 South, Range 26 East, Sections 6 and 7 and Township 31 South, Range 25 East, Sections 1, 11, and 12 at Latitude 38o 08’ 00” North and Longitude 109o 06’ 00” West. Project ownership includes unpatented mining claims and a State of Utah mineral lease as shown on Figure 3.1, totaling approximately 2,166 acres related to the Velvet and Wood mine areas as shown on Figure 3.1.

Uranium mineralization in the Velvet and Wood areas is found in sandstone units within the Cutler Formation. The sandstones are fluvial arkose that has been bleached. The mineral deposits are irregular tabular bodies (Denis, 1982) located at the base, at the top, or close to pinch-outs of the sandstone bodies (Campbell and Mallory, 1979). The major producing zone in the Cutler occurs near the unconformity between the Cutler and the overlying Chinle Formation.

A portion of the Velvet area has been mined by underground mining methods. The mined material from this area was transported to the Atlas mill in Moab, Utah for conventional processing. A mine permit is held for the Velvet Mine. Re-opening of the Velvet Mine would require updating of the mine permit as well as additional permits as subsequently discussed. Access from the former mine operations remain in place. The upper portion of the decline and portal has been closed by backfill and the vent shafts capped at the surface. It is the authors’ opinion that the decline and vents can be re-opened; however, underground conditions are unknown. The Wood area has not been mined. Site access and drill roads which were not already pre-existing were established under an exploration permit.

The Velvet-Wood mineral holdings have gone through a succession of ownership. Anfield purchased the Velvet-Wood mine along with other conventional uranium assets from Uranium One including the Velvet-Wood project in August 2015.

The Velvet Mine has an existing mine permit through the State of Utah Division of Oil Gas and Mining (DOGM). The mine permit has been amended to include updated NEPA studies and evaluations and to include the Wood Mine which will be a connected action. The Mine permit was submitted to DOGM and as a Plan of Operations (PoO) to the Utah DOGM and BLM in May 2024 along with associated permits including an industrial water use and NPDES permit which have been granted. The mine permit and PoO have been reviewed and Requests for Additional Information (RAIs) received. Responses to the RAIs is due at the end of March.

Mineral Resource estimates have been completed for the Project and are the subject of this Initial Assessment.

1.1 Interpretations and Conclusions

This Initial Assessment (IA) for the Project has been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act). Its objective is to disclose the mineral resources at the Project.

Drill data is available for a total of 325 drill holes. Mineral resources were estimated standard methods as discussed in Section 11. The drill data was verified as discussed in Section 9 and is

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considered by the authors to be reliable for the purposes of this IA. The primary data modeled are equivalent uranium values as determined by downhole geophysical logging and reported as eU3O8. A radiometric disequilibrium factor of 1 was used. Mineral resources have been estimated for both uranium and vanadium as the mineralization occurs primarily as uranyl-vanadate. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. However, considerations of reasonable prospects for eventual economic extraction were applied to the mineral resource calculations herein.

Table 1.1 - Velvet-Wood Uranium Mineral Resource Summary

Area/Classification	GT Cutoff	Thousand Pounds eU3O8	Thousand Tons	Average Grade %eU3O8

TOTAL MEASURED AND INDICATED MINERAL RESOURCE URANIUM	0.25 - 0.50	4,627	811	0.285

TOTAL INFERRED MINERAL RESOURCE URANIUM	0.25	552	87	0.317

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2 In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

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Table 1.2 - Velvet-Wood Vanadium Mineral Resource Summary

Area/Classification	GT cutoff (Based on Uranium)	V:U Ratio	Thousand Pounds V2O5	Thousand Tons	Avg Grade %V2O5

TOTAL INFERRED MINERAL RESOURCE VANADIUM	0.25 - 0.50	1.4	7,250.6	898	0.404

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4:1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

1.2 Recommendations

The following recommendations relate to potential improvement and/or advancement of the Project. Permitting the mine is in progress and should continue. It is anticipated to be completed in 2025 or early 2026. Once the permit is approved the Issuer could proceed with mine development or choose to gather additional information prior to completing a PFS.

The Velvet Mine Area and resources are well delineated in the west and moderately well delineated in the east. The eastern portion of the Velvet mine resource will need to be drilled from the underground workings during any future development to classify resources into the Measured and/or Reserve categories ahead of mining extraction operations. The Wood resource area is less well delineated and will require additional surface and/or underground drilling to better define and quantify the resource prior to development.

Recommendations and cost estimates for the Velvet-Wood Project, assuming more subsurface data is determined to be necessary are provided in Table 1.3. The total cost is estimated at $750,000 USD.

Table 1.3 - Velvet-Wood Exploration Drilling Cost Estimate

Item	Cost (USD)

10 Air Rotary Collars for DDC Tails (1,200 ft average, 12,000 ft total) at $20,000 per drill hole.	$200,000

Site Supervision Including Geological Services	$100,000

Geophysical Logging 50 Holes (1,500 ft average)	$80,000

Resource Model Update, Reporting and Preparation of PFS	$300,000

Road Maintenance	$70,000

Total	$750,000

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1.3 Risks

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors not stated herein which would materially affect the mineral resource estimates or the results of the PEA. To the authors’ knowledge there are no other significant factors that may affect access, title, or the right or ability to perform work on the property, provided the conditions of all mineral leases and options and relevant operating permits and licenses are met. A summary of risks follows, categorized in terms of economic, technical, and permitting and licensing risks.

Economic Risks:

Mineral resources are not mineral reserves and do not have demonstrated economic viability. A Preliminary Feasibility Study (PFS) is required, at a minimum, to demonstrate the economic viability of the measured and indicated mineral resources and qualify an initial estimate of mineral reserves.

Technical Risks:

It is the authors’ opinion that the risks associated with this project are low as there has been past mining and the mine workings generally remain open. The Project does have some risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects including:

●	Future commodity demand and pricing.
●	Environmental and political acceptance of the project.
●	Variance in capital and operating costs.
●	Mine and mineral processing recovery and dilution.
●	Continuity of mineralization with respect to thickness and grade may vary.
●	Mining claims are subject to the Mining Law of 1872. Changes in the mining law could affect the mineral tenure.
●	There is a risk that underground conditions at the Velvet Mine may limit access to mineral resources.

It is the authors’ opinion that the technical risks associated are low for the following reasons:

●	Portions of deposit have been successfully mined in the past.
●	Uranium has been successfully extracted from mined material via conventional milling.
●	The Project has applied for or has required operating permits and facilities in place.

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the mineral resource estimates, provided the conditions of all mineral leases and options, and relevant operating permits and licenses are met.

The Project is a brownfield site within the Colorado Plateau which has a long history of uranium and vanadium mining. The surrounding communities have a long history of working with and for the region’s mining and mineral resource industry, and their support for this project has been strong. Despite expected local support, recent mineral development in the area has received opposition from various Non-Government Organizations (NGOs) and this should be anticipated for the Project.

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Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, and actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation, and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

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2.0  INTRODUCTION

2.1 Registrant

This Initial Assessment (IA) was prepared on behalf of Anfield Energy Inc. (Anfield) for its Velvet-Wood uranium/vanadium project (the Project) located in San Juan County, Utah, USA.

Anfield was incorporated in the Province of British Columbie on September 12, 1986, with the Head Office located at 2005-4390 Grange Street, Burnaby, British Columbia, Canada, V5H 1P6.

This IA was prepared for Anfield by BRS Inc (BRS) under the supervision of Douglas Beahm, PE, PG and co-authored by Carl Warren. The objective of this IA is to disclose the mineral resources of the project.

2.2 Terms of Reference

This report was prepared on behalf of Anfield for its Velvet Wood uranium/vanadium project in San Juan County, Utah, in compliance with the requirements of S-K 1300 (Part 229 of the 1933 Securities Act). This technical report addresses the Velvet Wood Project’s geology, uranium mineralization, historical resource estimates, and historical exploration and mine development work. In addition, this report includes the results of current mineral resource estimates that have been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act).

Units of measurement, unless otherwise indicated, are feet (ft), miles, acres, pounds (lbs), and short tons (2,000 lbs). Uranium oxide is expressed as % U3O8, the standard market unit. Uranium values based on gamma equivalency % eU3O8 (equivalent U3O8 by calibrated geophysical logging unit). Vanadium oxide is expressed as % V2O5. Unless otherwise indicated, all references to dollars ($) are reported as United States currency. Additional units of measurement are tabulated as follows:

Table 2.1 - Terms and Abbreviations

URANIUM SPECIFIC TERMS AND ABBREVIATIONS

Grade		Parts Per Million	ppm U3O8	Weight Percent	%U3O8

Radiometric Equivalent Grade			ppm eU3O8		% eU3O8

Thickness		meters	M	Feet	Ft

Grade Thickness Product		grade x meters	GT(m)	grade x feet	GT(Ft)

GENERAL TERMS AND ABBREVIATIONS

	METRIC		US		Metric: US
	Term	Abbreviation	Term	Abbreviation	Conversion

Area	Square Meters	m2	Square Feet	Ft2	10.76

	Hectare	Ha	Acre	Ac	2.47

Volume	Cubic Meters	m3	Cubic Yards	Cy	1.308

Length	Meter	m	Feet	Ft	3.28

	Meter	m	Yard	Yd	1.09

Distance	Kilometer	km	Mile	mile	0.6214

Weight	Kilogram	kg	Pound	Lb	2.20

	Metric Tonne	Tonne	Short Ton	Ton	1.10

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2.3 Information Sources and References

The information and data presented in this IA was gathered from geological reports, maps, and miscellaneous technical papers listed in Section 24, References. The information, conclusions, opinions, and estimates contained herein are based on:

●	The qualified person’s field observations.
●	Data, reports, and other information publicly available or provided by Anfield.
●	Previous experience with similar deposits.
●	Drill hole data as discussed in Section 7.

2.4 Site Visits by All Qualified Persons

Mr. Beahm attempted to visit the Velvet-Wood site on February 14, 2023, however, the site was inaccessible due to winter conditions. Previously Mr. Beahm visited the project and the Uranium One’s Moab office (former owner), which at the time was the repository of the project data, on September 16, 2014. During this time Mr. Beahm inspected drill sites from the latest period of drilling completed by Uranium One (2007 and 2008) and obtained copies of this and previous data including copies of geophysical logs, location maps, and database summaries. Mr. Beahm was also present on numerous occasions in 2007 and 2008 including providing on site geologic services during the verification and core drilling completed by Uranium One.

Mr. Warren inspected the Velvet-Wood mine area on April 13th, 2023 and again on July 19th 2023. The access road to the closed portal and reclaimed waste pile area was utilized to access the portal location. The waste dump was observed to be reclaimed with vegetative cover on the top. No elevated gamma readings were observed at any location on the Velvet or Wood properties due to the depth to the mineralized zone.

The powerlines to the site have been recently removed and the right of ways remain cleared. The upper closed fan shaft with water sampling access and the upper well were accessible from drill access leaving the county road. All of the wells were locked.

The water treatment site was inspected. The site has been reclaimed and revegetated. Diversion ditches around the site remain but require maintenance.

Multiple historic drill access routes exist on site where the pinon and juniper trees have been removed. Historic drill pad locations were observed at the Velvet area but no open holes were located. Historic drill pad locations and an open drill hole were observed on Three Step Hill above the Wood deposit area.

2.4.1 QP Qualifications

BRS Inc., the author of this report, is an independent qualified engineering and geological consulting firm located in Riverton, Wyoming, USA. BRS has provided professional consulting service to the mineral resource industry including numerous uranium projects in the Western US and other locations. BRS is a registered professional engineering company in Wyoming.

Mr. Beahm is a Qualified Person (“QP”) and co-author of this IA. Mr. Mr. Beahm is a QP under the S-K 1300 standards as a Professional Engineer, Professional Geologist, and a SME Registered Member with over 50 years of professional experience. Mr. Beahm is not fully independent of Anfield as he currently serves as their Chief Operating Officer (COO) on a contractual basis.

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Carl Warren is an independent QP and co-author of this IA. Mr. Warren is a P.E., P.G., with over 17 years of experience in the mining and geology industries including underground and open pit mining, ore control, core logging, uranium exploration, and resource modelling.

2.5 Previous Technical Report Summaries

Anfield has not previously filed an IA on the Project under SK-1300 standards.

Previous technical reports prepared under Canada’s National Instrument (“NI”) 43-101 and CIM guidance include:

“The Shootaring Canyon Mill and Velvet-Wood and Slick Rock Uranium Projects, San Juan County, Utah, USA” prepared for Anfield Energy, Inc. by Douglas L. Beahm, Harold H. Hutson, Carl D. Warren, and Terry McNulty, May 6, 2023.

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3.0  PROPERTY DESCRIPTION

3.1 Property Description and Location

The Velvet Wood area is located in San Juan County, Utah, approximately 31 miles from Monticello, Utah in Township 31 South, Range 25 East, Sections 2, 3, 4 and 10, at Latitude 38o 07’ 00” North and Longitude 109º 09’ 00” West. The Wood area is located in Township 31 South, Range 26 East, Sections 6 and 7 and Township 31 South, Range 25 East, Sections 1, 11, and 12 at Latitude 38o 08’ 00” North and Longitude 109o 06’ 00” West.

In total the mineral holdings within the Project area comprise approximately 2,140 acres. (See Figure 3.1, Overall Project Location Map).

S33
S34
S35
S36
S31
S32
LISBON RD
VELVET PROJECT AREA
T30S R25E
T30S R26E
T31S R25E
T31S R26E
S5
S4
S3
S2
S1
S6
5/31/2024 — EFFECTIVE LEASE DATE
WILLIAMS FORK RD (CR112)
WOOD PROJECT AREA
S8
S9
S10
S11
S12
S7
S15
S14
S13
S18
S17
S22
S23
S24
S19
S20
LEGEND
SECTION LINE
TOWNSHIP & RANGE LINE
EXISTING ROAD
VELVET URANIUM PROJECT AREA
WOOD URANIUM PROJECT AREA
UT 71
CLAIM BLOCK AND NUMBER
STATE MINING LEASE
3,000'
0
1,500'
3,000'

Figure 3.1 - Velvet-Wood Ownership and Claim Map

Figure 3.1, Velvet-Wood Mineral Ownership and Claim Map, shows the approximate location of unpatented mining lode claims and state leases that are part of the Velvet Wood Project. Copies of recent claim filings with the BLM for unpatented mining lode claims were provided by Anfield.

3.2 Mineral Rights

Unpatented mining claims, both lode and placer, are under the authority of the Mining Law of 1872 on federal lands administered by the Bureau of Land Management (BLM). Under the Mining Law, the locator has the right to explore, develop, and mine on unpatented mining claims without paying production royalties to the federal government. Claim maintenance fees of $165

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per claim are due by September 1st of each year. Unpatented federal lode mining claims are designated in the field by four corner posts, two end-center posts, and a location monument. Claim location notices for each unpatented claim are recorded in the county recorder’s office of the county in which the claims are located, and then filed with the BLM State office.

In addition to the mining lode claims, three quarters of Section 2 is a State of Utah lease ML 49377. To maintain these mineral rights Anfield must comply with the state lease provisions including annual payments to State of Utah for leases ML 49377 and BLM and San Juan County, Utah filing and/or annual payment requirements to maintain the validity of the unpatented mining lode claims.

3.3 Surface Rights

The Velvet-Wood mining claims are on public lands; the surface and mineral rights are administered by the BLM. The Mining Law of 1872 provides for surface rights associated with mining claims provided the use and occupancy of the public lands in association with the development of locatable mineral deposits is reasonably incident including prospecting, mining, or processing operations and is approved by the appropriate BLM Field Office; see 43 CFR Subpart 3715. The state lease has similar provisions for surface use.

3.4 Significant Encumbrances

Permitting for Velvet-Wood mining operations requires various approvals from the state of Utah Division of Oil, Gas and Mining (DOGM) and the US Bureau of Land Management (BLM). There is an existing Large Mine permit for the Velvet Mine which has been updated and amended and is currently under review.

Financial assurance instruments are required by Utah for mining and exploration permits. There are currently two bonds in place for the Velvet-Wood Project. The first is associated with the Large Mining Operation Permit in the amount of $52,274.20 relating to the Velvet Mine. The second is associated with a Notice of Intent to Conduct Exploration in the amount of $17,770.00 related to the combined Velvet-Wood Project.

Uranium mining in Utah is subject to Mineral Production Tax. Mineral Production Tax Withholding was increased from 4% to its current level of 5% effective July 1, 1993. (Refer to Utah Senate Bill 180, 1993). On the Section 2 State of Utah lease, an 8% royalty is levied on uranium, and a 4% royalty applies to vanadium production or other minerals. Additional state taxes would include property and sales taxes. At the federal level, profit from mining ventures is taxable at corporate income tax rates. However, for mineral properties depletion tax credits are available on a cost or percentage basis, whichever is greater. For uranium, the percentage depletion tax credit is 22%, among the highest for mineral commodities. (See IRS Pub. 535).

The estate of Mr. Jim Butt holds a 2.5% gross production royalty on all uranium and vanadium recovered at the Shootaring Canyon Mill from material mined from the Velvet 1-9 claims. Mr. Kelly Dearth holds a 1% gross royalty for all uranium mined from the Wood claims, including UT 31-38, 41-44, 48, 50, 52, 54-72, and 129, a total of 37 claims.

To the authors’ knowledge there are no other forms of encumbrance related to the Project. The Velvet project has an existing mine permit. The mine has operated in the past. There are existing reclamation/closure requirements and bonds associated with these permits and licenses. The Project does have some risks similar in nature to other mining projects in general and uranium mining projects specifically, i.e., risks common to mining projects as discussed in Section 22.

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4.0  ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1 Physiography

The Velvet-Wood Uranium Project is located within the Lisbon Valley physiographic province in San Juan County, Utah. The project area is located primarily on a dipping bench above the Lisbon Valley, with elevations averaging 6,750 feet above sea level. Nearly 500 feet of elevation differential exists between the highest and lowest drill hole collars on the property. The site is located overlooking the Lisbon Valley. The Lisbon Valley drains through the Little Indian Canyon into Colorado where it joins the Dolores River, which enters the Colorado River northeast of Moab.

All of the project areas are arid or semi-arid areas with little to no vegetation. Vegetation at Velvet-Wood is characteristically pinion, cedar, and juniper forest, with some ponderosas in the higher areas. Bare rock with sparse vegetation such as yucca is common, and sagebrush is thick in drainages where soil forms. Common mammals include the desert cottontail, squirrels, and mule deer. Common birds include jays, ravens, golden eagles, and hawks. There are also a variety of reptiles including lizards and snakes. The Velvet-Wood project area is generally used for livestock grazing and recreational uses such as hunting.

4.2 Accessibility

Portions of the Velvet deposit were previously mined. Mineralization was accessed via a portal and decline. The mine entrance has been closed by backfill. However, in the authors’ opinion the decline could be re-opened. The Velvet portal is accessible by good quality roads beginning with the Big Indian Road, a hard surface road that exits U.S. Highway 191 about 19 miles north of Monticello, Utah or 34 miles south of Moab, Utah (See Figure 4.1).

The Big Indian Road extends eastward and loops into the Lisbon Road to serve properties in the Lisbon Valley area. A gravel road, San Juan County Road 112 (Williams Fork) exits the Big Indian Road about 5.5 miles east of its intersection with Highway 191. A private access road connects with County Road 112 about 6 miles southeast of its intersection with the Big Indian Road. The Velvet Mine portal is about one mile northeast along this road. The site, as described above, is accessible via 2-wheel drive on existing county and/or two-track roads. The project is located approximately 10 miles south of La Sal, Utah. Most transport will occur via over-the-road commercial trucks. Access to exploratory drill sites and vent locations are provided by existing roads connecting to the main access at the Velvet portal and the Lisbon Road.

The Wood mine area is located about 3 miles east of Velvet along County Road 112 and is also accessible from the east via the Lisbon Valley Road and County Road 112.

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Figure 4.1 - Velvet-Wood Access Map

4.3 Climate

The climate is semi-arid. Average temperatures in July range from a high of 85ºF and a low of 56ºF. The average temperatures in January range from a high of 36ºF and a low of 16ºF. The average annual precipitation is thirteen inches. Winters are generally mild, and the length of the operating season should not be affected by the climate. A climate summary follows.

Figure 4.2 - Velvet-Wood Climate Summary

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(https://www.usclimatedata.com/climate/la-sal/utah/united-states/usut0134#geo_map)

4.4 Infrastructure and Local Resources

The Velvet-Wood Mine is located between Monticello, Moab, and La Sal, Utah. In addition to access roads, some infrastructure is present on the Velvet-Wood site. The site is accessible over the multiple historic drill trails covering the area. An active copper mine, Lisbon Valley Copper Mine, is located 3 air miles north of the property. The presence of the copper mine and other industrial facilities in the area is significant in context of mine permitting, in that the Velvet-Wood Mine will be compatible with current land use. A power line terminates within 1 mile of the old Velvet Mine portal, which is located in the SE 1⁄4 of Section 3, T31S, R25E, however, the current planning is to use on-site generators. Water for industrial use has been permitted by Anfield. Two of the previous underground mine ventilation shafts have been capped with access for water sampling retained. A third vent shaft has been reclaimed at the surface.

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5.0  HISTORY

5.1 History of Velvet Wood

The original locator of the Velvet area of the project was Gulf Minerals Corporation (Gulf). The Velvet Mine Uranium Project was initially drilled during the 1970s with the principal exploratory work and drilling completed by Gulf.

The Wood mineralization was discovered in 1975 by Atlas in Section 6, Township 31 South, Range 26 East (Chenoweth, 1990). Uranerz U.S.A. Inc. (Uranerz) later controlled the Wood area of the project during the 1980s when most of the initial exploration took place. A total of 120 known historic rotary drill holes were completed by Uranerz from 1985 through 1991. The exploration resulted in the discovery of three mineralized zones in the Cutler Formation. The most important of these, the Wood mineralized body, was outlined in 14 holes that intercepted high grade material. Sometime in the 1990s, Uranerz’s mining claims were allowed to lapse.

Gulf sold the Velvet property to Atlas in the late 1970s. Atlas’ Velvet Mine commenced operations in 1979 in Section 3 and advanced to the property line with Section 2. Atlas completed feasibility studies for mining the Section 2 mineral resources including hoisting and haulage of mined product to their Moab mill for processing in 1980. These plans were never executed due to low uranium prices in the 1980s, and the Section 2 property was sold by Atlas Minerals as they were experiencing an economic downturn. The Velvet Mine was closed in 1984. Subsequent changes in ownership include:

●	The Velvet Mine property was acquired by Umetco Minerals Corp. in 1989.
●	Umetco held the Section 3 property until the mid-1990s at which time the property was transferred to US Energy (USE).
●	Mr. William Sheriff secured the Section 2 state lease by competitive bid and staked the adjoining mining claims. The property was then transferred to Energy Metals Corporation (EMC).
●	In 2004, Energy Metals Corporation staked new mining claims over the Wood area.
●	Uranium One gained control of the Velvet-Wood property through the purchase of Energy Metals Corporation in 2007.

Anfield purchased the Velvet-Wood Uranium Project and other conventional uranium assets including the Shootaring Canyon Mill located near Ticaboo, Utah from Uranium One in August 2015.

5.2 Previous Mineral Resources Estimation

A historic mineral resource estimate for the Velvet area within Section 2 was completed by MRC using a polygonal method. A similar historical mineral resource estimate for the Velvet area within Section 3 was completed by Price, 1987. Mineral resources related to the Wood area, located in T31S, R26E, Section 7, is referenced in the literature (Chenoweth, 1990). However, the original source and basis of this estimate is not known and thus cannot be stated herein.

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5.3 Past Production

The Velvet Mine operated into the early 1980s. According to Chenowith, due to continued low uranium prices, Atlas Minerals closed all of their mines and mill, which included the Velvet in southeastern Lisbon Valley in March 1984. When the Velvet mine was closed it had produced approximately 400,000 tons of ore which graded 0.46 percent U3O8 and 0.64 percent V2O5 with total production estimated at 4.2 million pounds of U3O8 (Chenoweth 1990).

Section 11 provides a current estimate of mineral resources associated with the Project.

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6.0  GEOLOGICAL SETTING AND MINERALIZATION

6.1 Regional Geology

The Colorado Plateau is a regional geologic feature characterized by high elevation mesas and deeply incised canyons in southwestern Colorado and much of eastern Utah. The sedimentary units which dominate the Colorado Plateau were deposited during a period of tectonic stability beginning in the early Paleozoic and running through the Mesozoic Eras. During this time, a stable shelf depositional environment allowed thick accumulations of clastic, carbonate, and evaporitic sediments. Beginning approximately 6 million years ago, the entire Colorado Plateau was subject to epeirogenic uplift of 4,000-6,000 feet. This geologically rapid uplift caused the existing rivers and streams to aggressively downcut resulting in the canyon lands topography of today (Hunt, 1956). The Velvet-Wood project is situated in the central portion of the Colorado Plateau. The Velvet-Wood lies along the western flank of the Lisbon Valley anticline in the Lisbon Valley, Utah.

6.2 Structure

The dominant feature in the Velvet-Wood area is the Lisbon Valley Anticline. The Lisbon Valley Anticline is a northwest/southeast feature about 20 miles long that was formed when salt in the Paradox Formation was mobilized. The up-warping and subsequent erosion of the anticline has exposed Pennsylvanian to Cretaceous age rocks along the length of the anticline. Consolidated rocks that crop out in the Lisbon Valley area range in age from Late Pennsylvanian to early Pleistocene. The oldest, the Pennsylvanian Honaker Trail Formation, is exposed in the interior of the anticline with successively younger rocks exposed in the faces of three mesas along the flanks of the anticline. In the Velvet-Wood area the mesa recedes southward stepwise away from the center of the anticline and is known as Three Step Hill. The surficial geology of Velvet-Wood is shown on Figure 6.1 and the Regional Cross Section in Figure 6.2.

6.3 Stratigraphy

Sedimentary strata within the Colorado Plateau hosts numerous uranium/vanadium deposits. Uranium deposits are hosted by the Pennsylvanian Hermosa Formation, the Permian Cutler Formation, the Triassic Chinle Formation, and the Jurassic Morrison Formation as shown on the stratigraphic description in Table 6.1. The majority of the uranium production in the Colorado Plateau was from the Morrison Formation, specifically the Salt Wash Member. In the Salt Wash Member, deposits are concentrated along a thin, one to several mile-wide arcuate belt that extends from the Gateway district through the Uravan district and south to the Slick Rock district. This crescent-shaped area in the Jurassic Morrison formation has closely spaced, larger-sized, and higher-grade uranium deposits than the adjoining areas.

The Lisbon Valley anticline along which the Velvet-Wood project is located is the most productive uranium producing area in Utah (Chenoweth, 1990). Among the rock units exposed along the Lisbon Valley Anticline, those that contain documented uranium mineralization are the Permian Cutler Formation, the Triassic Chinle Formation (Moss Back Member) and the Morrison Formation (Salt Wash Member). Velvet-Wood has had a significant adjacent and adjoining uranium and vanadium production history, as discussed in Section 5, History.

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Figure 6.1 - Uravan Mineral Belt (adopted from Chenoweth, 1981)

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VELVET PROJECT AREA
WOOD PROJECT AREA
T30S
T31S
R25E
R26E
Mc Intyre
LEGEND
PROJECT AREA BOUNDARIES
TOWNSHIP / RANGE LINE
SECTION LINE
SYNCLINE
STRUCTURE CONTOURS 50 FT INTERVALS ON MOENKOPI FORMATION
4,000' 0 2,000' 4,000'
1 inch = 4,000'
GEOLOGIC MAP SOURCE:
GEOLOGIC MAP OF THE LA SAL 30'x60' QUADRANGLE, SAN JUAN, WAYNE, AND GARFIELD COUNTIES, UTAH, AND MONTROSE AND SAN MIGUEL COUNTIES, COLORADO
compiled by
Hellmut H. Doelling
2004

Figure 6.2 - Velvet-Wood Project Local Geologic Map (from Doelling, 2004)

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METERS
VELVET MINE
Big Indian Valley
Lisbon Valley anticline
Lisbon Valley fault
Lisbon Canyon anticline
Water Canyon
Coyote Wash syncline
METERS
2,500
2,000
1,500
1,000
500
Sea level
-500
-1,000
-1,500
Jcoc
Jgc
Trc
Trm
Pc
IPh
IPp
Kbc
Jsm
Subsurface from Parker (1981)

MAP SOURCE:

GEOLOGIC MAP OF THE LA SAL 30'x60' QUADRANGLE,
SAN JUAN, WAYNE, AND GARFIELD COUNTIES, UTAH,
AND MONTROSE AND SAN MIGUEL COUNTIES, COLORADO

compiled by

Hellmut H. Doelling

Figure 6.3 - Velvet-Wood Project Regional Cross Section (Doelling, 2004)

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Three Step Hill is composed of three mesas, each progressively higher than the last. The Velvet-Wood Deposit is under the lowest mesa and on the margin of the second. The top of the mesa is a dip slope primarily on the top of the Wingate Sandstone. Low mesas of Kayenta Formation rocks are preserved near the southern base of the dip slope. The dip slope of the middle mesa is composed of resistant sandstone units of the Salt Wash Member of the Morrison Formation. The Brushy Basin Member has been stripped off the plateau but is exposed near the base of the slope of the third mesa. The highest mesa is capped by the Burro Canyon Formation. Some remnants of Dakota Sandstone are exposed on the upper plateau. The dips of the rocks are progressively shallower toward the south. The dips on the lower plateau are about 6 to 8 degrees and dips on the upper plateau are about 3 to 5 degrees.

Locally, uranium mineralization is found in the Permian Cutler Formation. The Cutler formation in Lisbon Valley is composed predominantly of fluvial arkosic sandstones, siltstones, shales, and mudstones that were deposited by meandering streams that flowed across a flood plain and tidal flat. This flood plain was occasionally transgressed by a shallow sea from the west, resulting in the deposition of several thin limestones and marine sandstones. Wind transported sand along the shoreline of the shallow sea, forming dunes (Campbell and Mallory, 1979). The marine and eolian sandstones are usually finer grained, better sorted, and cleaner than the fluvial arkosic sandstones. The fluvial sandstones are medium to very coarse grained and have abundant feldspar and biotite. The sandstone units are usually red-brown to purple red in color. Some of the sandstones have been bleached tan to gray-white. The top of the Cutler is truncated by a regional unconformity that has removed in excess of two hundred feet of the formation in the northern part of Lisbon Valley.

The unconformity at the top of the Cutler has truncated the southward dipping Cutler beds, the mineralized sandstone bed at the Velvet-Wood Deposit is stratigraphically a few hundred feet above that at the Big Buck Mine in the northern end of Lisbon Valley. The purple-red fluvial sandstones occur in large lenticular bodies that are hundreds of meters long and range in thickness from less than 3 to over 75 feet. Laterally these lenses thin and grade into the shale, mudstone, and siltstone sequences (Campbell and Mallory, 1979).

The fluvial sandstones are composed of medium to coarse-grained quartz, feldspar, and rock fragments in sub equal amounts. These arkosic sandstone units’ source of sediment was the Uncompahgre highland northeast of the Velvet-Wood area on the Utah/Colorado border. The cementing agent in the Cutler fluvial sandstones is either calcite or secondary overgrowth on the quartz grains. All of the known mineralized fluvial sandstone units were bleached light tan-pink or gray-white (Campbell and Mallory, 1979).

The upper portion of the Cutler Formation, which is the primary host of known uranium mineralization in the Velvet-Wood Area, is composed of intervals of siltstone interbedded with thin-bedded, fine-grained sandstone. In places there are thicker, more resistant sandstone beds up to 47 feet thick. The thickness and frequency of sandstone beds increases downward, and siltstone is less common. Thick mudstone intervals separate the sandstone beds. A few limestone and conglomerate beds occur in the bottom third of the formation. The rocks are mostly greenish-gray, reddish-brown, or reddish-orange. The limestone beds are usually olive-gray (Campbell and Mallory, 1979).

Faulting and folding are the major structural features of the Velvet-Wood area. There are two major faults in the Velvet-Wood area. The faults are northeastward dipping normal faults with

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displacement ranging from a few feet to as much as 700 feet. The rock units between the two faults are folded downward to the northeast. The sandstones in the Velvet-Wood area exhibit jointing parallel to the Lisbon Valley anticline and are thought to be tensional joints. The host rocks of the Velvet-Wood Area are truncated by the faulting on the southwest side of the Lisbon Valley graben. The mineralization of the Velvet-Wood Deposit appears to be fault bounded on the northeast side of the deposit. (Gordon, et al, 1981).

6.4 Mineralization

Uranium mineralization in the Velvet and Wood areas is found in sandstone units within the Cutler Formation. The sandstones are fluvial arkose that has been bleached. The mineral deposits are irregular tabular bodies (Denis, 1982) located at the base, at the top, or close to pinch-outs of the sandstone bodies (Campbell and Mallory, 1979). The major producing zone in the Cutler occurs near the unconformity between the Cutler and the overlying Chinle Formation. The mineralization may extend a short distance into the sandstone of the Moss Back above. The uranium-bearing sandstones are petrologically very similar to other Cutler fluvial sandstones but contain less calcite and more clay and are slightly coarser grained (Campbell and Mallory, 1979). Uraninite is the principal uranium mineral encountered in the reduced zones of the Velvet Area. In areas where the mineralization lies above groundwater levels, oxidized uranium minerals such as carnotite and tyuyamunite may occur. Uranium mineralization within the Colorado Plateau of Southwestern Colorado and Southeastern Utah have been described as tabular-blanket type deposits that are sub-parallel to bedding planes and/or features such as unconformities. Mineralization is often confined to paleochannels and controlled by lithology, permeability, porosity, and the presence of a chemical reductant, often carbonaceous material (Hasan, 1986). A similar depositional morphology is observed at the Wood Mine.

6.5 Local Geology and Drilling

Uranium mineral resources within and in the vicinity of the project are found in the upper Permian Cutler formation. Many of the other mines in the district were located in the basal Moss Back member of the Triassic Age Chinle Formation overlying the Cutler Formation. As shown on Figure 6.4, Velvet-Wood Project Stratigraphic Column, there is an erosional unconformity between the Permian and Triassic aged beds where the Triassic Moenkopi formation was eroded away before the placement of the Moss Back Member of the Chinle Formation. Observations from the 2007 and 2008 coring program on the Velvet project has developed the model that mineralization in both formations is related to the unconformity, although the location of mineralization with respect to the contact varies from location to location within the district. Most of the mineral resources in the Cutler occur within six feet of the unconformity.

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Figure 6.4 - Velvet-Wood Project Stratigraphic Column (Chenowith, 1990)

Much of the historic mining in the vicinity such as the Bardon, Divide, School Section, Pats, and Service Berry mines are pre-1960 except for the Velvet Mine (1979-1984). With the exception of the Velvet and Bardon mines, most of these are in the Chinle formation and were mined prior to 1941. The discovery of mineralization in the Cutler formation was late, therefore the Cutler is largely unexplored (Chenoweth, 1990). Most of the earlier drilling stopped at the base of the Chinle. Further to the east, the discovery of the Wood Deposit was reported by Uranerz in 1987 in T31S, R26E, Section 7 (Chenoweth, 1990). The Bardon, Velvet and Wood mines are oriented along a common trend beginning in the northwest at the Bardon Mine and proceeding to the southeast through the Velvet Mine to the Wood Mine along a trend of more than 6 miles. Limited exploration has been conducted between the Velvet Mine and Wood area, and the Bardon Mine and the Velvet Mine, but these areas remain largely unexplored. The reader is cautioned that additional drilling may or may not result in discovery of additional mineral resources on the property.

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7.0  EXPLORATION

7.1 Exploration

Anfield has not conducted exploration within or near the Velvet-Wood mine area.

7.1.1 Previous Exploration

Gulf, Atlas and MRC conducted extensive rotary and limited core drilling on the Velvet Mine area that is included in the acquisition including the delineation of 4 mineralized areas with drilling on a rough grid approximating 100’ centers. Drilling averaged a depth of 1,100 ft and ranged from 814 feet to 1,400 feet. All of the holes were surveyed for down hole deviation and were posted as collar and bottom of hole on the historic mine maps. Drift ranged from 10 to over 150 ft and averaged 70ft to the northwest, or up dip. The dip of the host formation is approximately 8 degrees. Drilling was conducted vertically although virtually all drill holes drifted up dip. The average vertical declination was approximately 4 degrees from vertical. Because this declination opposed the dip of the formation the effect of dip on true thickness is diminished. Considering the effect of the actual drill hole declination from vertical the correction to true thickness would be less. This means that a 10 foot thickness interpreted from the geophysical log would actually be 9.99 feet. At this level, data correction would be less than the accuracy of the original data, which is interpreted down to one foot, no correction is necessary from the log thickness to true thickness.

The available historic data for the Velvet Mine project area includes radiometric data from some 173 drill holes completed on the property. In addition, verification and exploratory rotary and core drilling including radiometric and chemical assay data from some 15 drill holes completed in 2007 and 2008 by Uranium One within known areas of mineralization. The author and/or BRS staff under his direct supervision were on site during this drilling program.

From 1985 through 1991 Uranerz completed a total of 120 historic known vertical rotary drill holes in the Wood Mine project area. There are geophysical logs available for 96 of those historic drill holes. Of the 96 logs, 95 of the historic geophysical logs typically consist of natural gamma, resistivity, SP (Spontaneous Potential), half foot radiometric grade of uranium measured in weight percent U3O8, and vertical deviation data which were matched with a Northing, Easting, and collar elevation from available drill hole maps.

All geophysical logging was performed by Century Geophysical Corporation for Uranerz. Industry standard practice for Century Geophysical logging trucks included calibration of the logging trucks routinely at Department of Energy facilities.

Three drill holes on the Wood property were twined by Uranium One in 2008 as confirmation of the previous drilling. Geophysical logs were provided by Strata Data. Strata Data’s probes were calibrated at the Department of Energy test pits in Grand Junction, Colorado. Mineralization in all cores was noted in the upper portion of the Cutler Formation sandstone which lies in contact with the unconformity and beneath the Mossback Member of the Chinle. The first hole SLV-8803T-08 had a 9.0 ft. mineralized intercept with a grade of 0.238% eU3O8. The second hole DW-14T-08 had 2.5 ft. of 0.02% eU3O8. The third hole SLV-8806T-08 had a 10 ft mineralized intercept with a grade of 0.828% eU3O8. The holes were drilled by Carroll Drilling ltd. under the supervision of Uranium One geologists.

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Six rotary drill holes were completed to the north and west of known mineralization on the Wood property in 2008 by Uranium One. As described above geophysical logs were provided by Strata Data. The holes were drilled by Carroll Drilling ltd. under the supervision of Uranium One geologists. Five of the holes only showed barren to trace mineralization. The closest drill hole to known mineralization, UZ-12-08, had a 4 ft mineralized intercept with a grade of 0.157% eU3O8.

Drilling averaged a depth of 1,538 ft and ranged from 1,240 feet to 1,870 feet. All of the holes were surveyed for down hole deviation and deviation data was available from the geophysical logs. Drift at the mineralization horizon ranged from 5 ft to over 258 ft and averaged 63 ft to the northeast, or up dip. The dip of the host formation is approximately 8 degrees. Drilling was conducted vertically although virtually all drill holes drifted up dip. The average vertical declination was approximately 2.3 degrees from vertical. Because this declination opposed the dip of the formation the effect of dip on true thickness is diminished. Considering the effect of the actual drill hole declination from vertical the correction to true thickness would be less. This means that a 10 foot thickness interpreted from the geophysical log would actually be 9.99 feet. At this level, data correction would be less than the accuracy of the original data, which is interpreted down to one foot, no correction is necessary from the log thickness to true thickness.

Additional exploration drilling was conducted by Uranium One in 2008 generally focused on the known mineralization at Velvet and Wood. The drilling showed low grade mineralization but did not encounter significant mineralization. In total, Uranium One completed 43 drill holes at Velvet and 14 drill holes at Wood.

7.1.2 Qualified Persons’ Interpretation of the Exploration Information

The QP considers the exploration completed to date on the Project to be consistent with industry standards and adequate to support mineral resource estimation subject to the qualifications as discussed in Section 11 of this IA.

7.2 Drilling on Property

7.2.1 Drill Data Used in Current Resource Estimation

The results of the drilling used in the resource estimation are summarized in the following tables.

Table 7.1 - 1985-1991 Drill Results Velvet Area*

Barren	Trace < 0.1 GT	Mineralized 0.1–0.25 GT	Mineralized 0.25-0.5 GT	Mineralized > 0.5 GT	TOTAL

6	30	29	24	84	173

3.5%	17.3%	16.8%	13.9%	48.6%

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Table 7.2 - 1985-1991 Drill Results Wood Area*

Incomplete	Barren	Trace < 0.1 GT	Mineralized 0.1–0.25 GT	Mineralized 0.25-0.5 GT	Mineralized > 0.5 GT	TOTAL

1	20	40	7	6	21	95

1.1%	21.1%	42.1%	7.4%	6.3%	22.1%

*The historic data available for Velvet was limited to data from the previous MRC mineral holdings. The historic data available for Wood was from the previous Uranerz mineral holdings.

Table 7.3 - 2007/2008 Drill Results Velvet-Wood

Incomplete	Barren	Trace < 0.1 GT	Mineralized 0.1–0.25 GT	Mineralized 0.25-0.5 GT	Mineralized > 0.5 GT	TOTAL

3	15	20	6	7	6	57

5%	26%	35%	11%	12%	11%

The uranium quantities and grades are reported as equivalent to U3O8 (eU3O8), as measured by downhole gamma logging.

The locations of the drill holes are shown on Figure 7.1.

7.2.2 Drill Hole Logging Surveys and Procedure

Down-hole surveys were performed historically, and the original logs were available to the author. Each downhole log typically consisted of gamma-ray, resistivity, and spontaneous potential curves plotted by depth. The holes were also logged to determine the extent and direction of drift during drilling of the hole.

7.2.3 Gamma Probe Calibration

Natural gamma logs were calibrated using the standard DOE (Formerly AEC) calibration facilities in Grand Junction, Colorado. The authors have reviewed the original geophysical logs. They are complete with standard calibration factors. The interpretation of the logs has been verified as discussed in Section 9.

7.2.4 Collar Surveys

Collar surveys were conducted by the each exploration companies during the previous development of the project areas.

7.3 Core Data

No physical core or original core data was directly available to the author for review.

7.4 Hydrogeology

No hydrogeologic data was directly available to the author for review.

7.5 Geotechnical Testing

No geotechnical data was directly available to the author for review.

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VELVET URANIUM PROJECT AREA
T30S R25E
T30S R26E
T31S R25E
T31S R26E
S4
S3
S2
S1
S6
S5
S9
S10
S11
WOOD URANIUM PROJECT AREA
S12
S7
S8
S17
S16
S15
S14
S13
S21
S22
S23
S24
LEGEND
SECTION LINE
TOWNSHIP & RANGE LINE
VELVET URANIUM PROJECT AREA
WOOD URANIUM PROJECT AREA
DRILL HOLE COLLAR LOCATION
CORE HOLE COLLAR LOCATION
GT RESOURCE MODEL
N
3,000'
0
1,500'
3,000'

Figure 7.1 - Velvet-Wood Drill Hole Map

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8.0  SAMPLING PREPARATION, ANALYSES, AND SECURITY

The Velvet-Wood Mine Uranium Project was initially drilled during the 1980s and early 1990s with the principal exploratory work and drilling completed by Gulf and Uranerz for the Velvet and Wood properties, respectively. As discussed in Section 11, the data is considered accurate and reliable for the purposes of completing a mineral resource estimate for the property.

8.1 Onsite Sample Preparation and Quality Control

Core drilling completed during the 2007/2008 drilling program was directly supervised by BRS and Uranium One personnel including Doug Beahm and personnel under his direct supervision. On site personnel completed lithologic logging of rotary and core samples. Upon completion of drilling, geophysical logs of the drill holes were completed by a commercial provider of such services, Century Geophysical. The loggers were contractually required to provide Uranium One with calibration data and the k-factor for their probes and completed onsite calibration for each hole.

With respect to QA/QC for equivalent uranium measurements (eU3O8) by downhole geophysical logging, the Department of Energy (DOE) maintains standard calibration pits located in Grand Junction, Colorado for use by the US uranium industry for instrument calibration. For Velvet and Wood, the original log files contain a record of the geophysical probes which show the instruments were calibrated at the DOE standard calibration pits located in Grand Junction, Colorado prior to the drilling program. For example, the geophysical logging unit which measured eU3O8 for core holes DW14T-08 and SLV-8883T-08, completed on 10/02/2008 and 9/25/2008, respectively were calibrated at the Grand Junction DOE facility on 9/22/2008.

Drill core was placed in protective plastic sleeves at the drill site and packaged into core boxes. Mineralized core was subsequently split for analysis and metallurgical testing with half of the core retained.

8.2 Laboratory Sample Preparation and Quality Control

The core splits were delivered to the testing laboratory and testing facility, Hazen Research (Hazen), by the author, Beahm, and a chain of custody established. In addition, select core samples were chosen for geotechnical testing. Chemical assays were completed by the following methods:

●	Uranium by fluorometric assay.
●	Vanadium, molybdenum, arsenic, iron, magnesium, aluminum, calcium, thorium, zinc, copper, nickel, cobalt, and manganese by semi-quantitative x-ray fluorescence (XRF).
●	Uranium equivalent (eU3O8) by gamma spectroscopy.

Hazen is located at 4601 Indiana Street, Golden, Colorado, USA 80403. Hazen has provided analytical services for the uranium mining and processing industries since the early 1960s. An outgrowth of this activity has been the Radiochemistry Laboratory, which specializes in the determination of the long half-life radionuclides of the uranium and thorium decay series and radionuclides produced from nuclear power generation. These isotopes emit alpha, beta, and gamma radiation. Hazen holds a variety of state and federal certifications to perform radiochemical testing on drinking water from domestic and foreign sources, including NELAC

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Certification by the State of New York. Typical parameters include gross alpha/beta, gross gamma, radium-226, radium-228, radon in water, thorium, tritium, strontium, cesium, and uranium. In addition, Hazen Analytical Laboratory holds certifications from various state regulatory agencies and from the USEPA.

8.3 Qualified Persons’ Interpretation on Sampling Procedure

It is the authors’ opinion that the sample preparation, security, and analytical procedures were in keeping with industry practice and are adequate for the purposes of this report.

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9.0  DATA VERIFICATION

9.1 Drill Data

The primary assay data for the Velvet-Wood Project is downhole geophysical log data. A comparison of downhole radiometric geophysical data to chemical core assays was also completed to evaluate radiometric equilibrium conditions.

9.1.1 Data Entry Verification

Ten of the 96 Wood Project logs were chosen at random and reviewed for data entry errors. In one instance half foot uranium grade data from a printout was compared to half foot grade data that was scaled from a histogram. The two data sets varied by less than 0.002 %eU3O8. This amount of variance is insignificant. No grade data entry errors were found. Five drift data entry errors were corrected. Due to the preliminary amount of drift data entry errors, all drift data entries were checked and corrected if necessary. One hundred percent of the log data entry was reviewed after entry and corrected where necessary. Multiple maps were rectified, and point locations and rectifications were checked for consistency and any data entry errors.

9.1.2 Drill Hole Location Verification

Drill data for each drill hole consisting of radiometric data was posted on drill maps including collar elevation, elevation to the bottom of the mineralized intercept, thickness of mineralization, grade of mineralization, and elevation of the bottom of the hole. Data entry was checked and confirmed. Drill hole locations were digitized from the drill maps to create a coordinate listing and then plotted. The resultant drill maps were then checked and confirmed by overlaying with the original maps.

2008 drill data included collar elevation, collar location, grade and elevation of mineralized intercepts, and elevation of bottom of hole. New drill hole locations were taken from field surveys using modern survey grade GPS equipment. All historic coordinates were converted to match the Utah State Plane NAD83 coordinate system. This conversion included the re-surveying of a limited number of historic survey monuments and rectification of the historic coordinate system to the Utah State Plane NAD83 coordinate system. With this rectification, historic drill holes could be located in the field with an estimated error of approximately 15 feet. Further field surveys should be completed to increase the accuracy of historic drill hole coordinates.

9.1.3 Verification Drilling

A comparison was completed of historic drill hole Sum GT data with 2008 Uranium One drill hole Sum GT data for three holes completed which were intended to twin holes SLV-8806, SLV-8803, and DW-14. The closest of the 2008 core holes to historic data was SLV-8806T-08 which is approximately 23 feet to the southeast of SLV-8806 at mineralization. SLV-8806T-08 had an 8.28 GT as compared to SLV-8806 with a 6.12 GT. Drill hole SLV-8803T-08 deviated approximately 25 feet to the west from SLV-8803 at mineralization. SLV-8803T-08 had a 2.08 GT as compared to SLV-8803 which had a 9.36 GT. No deviation data is available for the historic drill hole DW-14 so the distance to the intended twin drill hole is not known at depth. The 2008 drill hole DW-14T-08 did not intercept mineralization above cutoff grade as compared to DW-14 with a 1.65 GT.

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Although the GT values of holes SLV-8803T-08 and DW-14T-08 are less than the intended twin holes, the drill holes show mineralization at the same elevation, in the same host rock, and with approximately the same mineralized thicknesses. The drill holes therefore confirm the continuity of the host formation but indicate that variations in grade should be expected, as seen historically at Atlas’ nearby Velvet Mine.

9.1.4 Bulk Density Verification

Atlas mining production reported a unit weight of 14.5 cubic feet per ton. Eight samples taken from Velvet core holes for geotechnical purposes were analyzed for density among other properties. The densities of the eight samples ranged from 123.1 to 163 pounds per cubic foot and averaged 136.1 pounds per cubic foot. This converts to an average density of 14.7 cubic feet per ton as compared to the historic value of 14.5 cubic feet per ton. In this report, for the purposes of mineral resource calculations, a density factor of 14.5 cubic feet per ton is recommended.

9.1.5 Drillhole Deviation

Virtually all the drilling performed in both resource project areas was drilled vertically. Downhole deviation data of drill holes was primarily available for the Velvet mine portion of the Velvet-Wood project and partially available for the Wood portion. In the case of Velvet, where deviation data was available and verifiable, the data was accommodated into drill hole databasing to adjust the location of the GT and T intercepts accordingly. In the cases of the Wood portion of the project, all drilling was modeled as vertical.

9.1.6 Geophysical Logging Calibrations and Radiometric Equilibrium

The dominant data available for evaluation of mineral resources of the Velvet-Wood project was radiometric equivalent uranium data. This data consisted of radiometric geophysical logging data of each drill hole from which the uranium content was calculated using standard industry methods and calibration. Such calculations of equivalent uranium content from geophysical log data assume that the uranium is in radiometric equilibrium with its daughter products.

Radioactive isotopes decay until they reach a stable non-radioactive state. The radioactive decay products are of two general categories: the first being the sub-atomic energy generating product (i.e., alpha, beta, gamma, and neutron radiation) and the second being the atomic isotope. Decay product isotopes are referred to as daughters and occur down what is known as a decay chain. When all the decay products are maintained in close association with the primary uranium isotope U-238 for the order of a million years or more, the decay chain will reach equilibrium with the parent isotope; meaning that the daughter isotopes will be in a state of decay in the same quantity as they are being created (McKay, 2007).

An otherwise equilibrated decay system may be put into a state of disequilibrium when one or more decay products are mobilized and removed from the system because of differences in solubility between uranium and its daughter isotopes. In addition, both the primary isotope of uranium U-238 and its daughters emit different forms of radiation as they decay. The primary field instruments for the indirect measurement of uranium, either surface or down-hole probes, measure gamma radiation. Within the uranium decay chain, the gamma emitting elements are primarily Radium226, Bismuth214, and Uranium238. Of these, Radium226 is the dominant source of gamma radiation.

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Disequilibrium is considered positive when there is higher proportion of uranium present compared to daughters and negative where daughters are accumulated, and uranium is depleted. The disequilibrium factor (DEF) is determined by comparing radiometric equivalent uranium grade eU3O8 to chemical uranium grade. Radiometric equilibrium is represented by DEF of 1, positive radiometric equilibrium by a factor greater than 1, and negative radiometric equilibrium by a factor of less than 1. Negative disequilibrium occurs when uranium is separated from its daughters, specifically Radium. This occurs when the uranium mineralization is oxidized, liberating the uranium but leaving the radium in place.

Velvet-Wood project data from historical core drilling and the 2007/2008 coring program contains 41 individual core samples from 6 core holes. Comparing the core assay U3O8 GT values of each of the intervals to their corresponding radiometric equivalent eU3O8 GT values provides a DEF range of 0.81 to 1.59 with an average DEF of 1.33. Although the available data indicates a positive DEF, the authors recommend the use of a DEF factor of 1 for Velvet-Wood as a conservative measure and in consideration of the limited number of data points.

9.1.7 Qualified Persons’ Opinion on Data Adequacy

It is the opinion of the authors that the drill data is adequate for the purposes of this IA.

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10.0  MINERAL PROCESSING AND METALLURGICAL TESTING

Metallurgical studies have been completed on mineralized material from the Velvet deposit that was recovered from core drilling completed in 2007 and 2008 at the Velvet Mine. Metallurgical testing completed to date demonstrates that the mineralized material is amenable to acid leaching with conventional mineral processing methods.

10.1 Leach Testing

Leaching experiments for 18 Velvet core samples were completed; however, three of the extractions were low due to laboratory errors and difficulties in pH control, as discussed in the summary report (Hazen Research, Inc., 2008). The average of the 15 experiments that were conducted under near-optimum conditions was 96.1 percent uranium extraction. However, the average grade of mineralized samples used in the leaching experiments was only 0.100% U3O8, while the run-of-mine diluted average grade is expected to be 0.265% U3O8 and the average grade mined from Atlas Mineral’s Velvet Mine was 0.46% U3O8. Therefore, the samples used in the leach experiments were substantially lower in uranium grade than the estimated grade of the Velvet and Wood mineralization. It is therefore possible that vanadium content and uranium extractions obtained in the tests were also lower than may be obtained with the estimated higher grades for mined material.

Acid consumption for baseline experiments averaged 118 lb/ton. Carbonate content in the mineralized material has a direct relationship to acid consumption during leaching and may influence uranium extractions either by causing excessive gypsum precipitation or by making pH control difficult. Sodium chlorate (NaClO3) proved to be an effective oxidant. Molybdenum content for all of the core samples that were assayed averaged 99 ppm and molybdenum content in the pregnant leach solution averaged 0.17 grams per liter. Vanadium assay results from Uranium One’s 2007/2008 exploration program showed an overall average of 2.13 to 1 vanadium to uranium ratio, while the historic ratio was 1.39 to 1. On average, vanadium concentrations will be less than 1.00% V2O5, whether based on the historic vanadium to uranium ratio, or the ratio from 2008 assays.

No metallurgical testing has been completed on the Wood property. However, given the close proximity to Velvet and the fact that the mineralization lies within the same geologic unit as Velvet, similar metallurgical test results are expected. The mineralized core recovered from Wood in 2008 had similar mineralogy to that found in mineralized core recovered from Velvet in 2007, based on geologists’ direct observation of core and drill samples from both projects.

10.2 Analytical Laboratory Qualifications

Metallurgical testing was conducted by Hazen Research. Hazen is located at 4601 Indiana Street, Golden, Colorado, USA 80403. Hazen has provided analytical services for the uranium mining and processing industries since the early 1960s. An outgrowth of this activity has been the Radiochemistry Laboratory, which specializes in the determination of the long half-life radionuclides of the uranium and thorium decay series and radionuclides produced from nuclear power generation. These isotopes emit alpha, beta, and gamma radiation. Hazen holds a variety of state and federal certifications to perform radiochemical testing on drinking water from domestic and foreign sources, including NELAC Certification by the State of New York. Typical

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parameters include gross alpha/beta, gross gamma, radium-226, radium-228, radon in water, thorium, tritium, strontium, cesium, and uranium. In addition, Hazen Analytical Laboratory holds certifications from various state regulatory agencies and from the USEPA.

10.3 Qualified Persons’ Opinion on Metallurgical Data

The authors have reviewed the available metallurgical testing and conclude that practices which have been employed are in keeping with industry standards, and the data available for completion of an IA for the Project is reliable.

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11.0  MINERAL RESOURCE ESTIMATES

This technical report provides estimates of mineral resources on mining claims and mineral leases controlled by Anfield for the Velvet-Wood mines. Drill data was available for 325 drill holes. The effective date of the mineral resource estimate is May 6, 2023. Mineral resources for uranium were estimated using the Grade times Thickness (GT) Contour method. Mineral resources for vanadium, associated with uranium, were estimated based on available data relative to the ratio of vanadium to uranium (V:U ratio)

The primary data modeled consists of equivalent uranium values as determined by downhole geophysical logging and reported as eU3O8. Radiometric equilibrium was evaluated, and a disequilibrium factor of 1, as discussed in Section 9, was used. A Preliminary Economic Assessment (PEA), (Beahm et al, 2023) was completed under NI 43-101 requirements and is referenced with respect to reasonable prospects for future economic extraction. However, no economic assessment is included in this Initial Assessment. While mineral resources are not mineral reserves and do not have a demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional mining under current and reasonably foreseeable conditions. Through the application of a 0.5 GT cutoff and exclusion of isolated areas of mineralization, the average estimated mined grade accounting for dilution is 0.29 % eU3O8.

11.1 Definitions

A Mineral Resource is defined as a concentration of occurrences of natural, solid, inorganic, or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics, and continuity of a mineral resource are known, estimated, or interpreted from specific geologic evidence and knowledge (CIM, 2014). Mineral resource estimates are classified as Measured, Indicated, or Inferred based on the level of understanding and definition of the mineral resource.

11.2 General Methodology

Mineral resource estimation used the GT contour method. The GT contour method is used as common practice for Mineral Reserve and Mineral Resource estimates for similar sandstone-hosted uranium projects (“Estimation of Mineral Resources and Mineral Reserves”, adopted by CIM November 23, 2003, p. 51.) It is the opinion of the author that the GT contour method, when properly constrained by geologic interpretation, provides an accurate estimation of the contained pounds of uranium.

For Velvet-Wood drill data, all individual drill hole intercept data meeting or exceeding the minimum reported grades (0.05% eU3O8) were first calculated, individually multiplying the thickness in feet by an average eU3O8 % grade resulting in a sum GT value in feet times % eU3O8 for each intercept. Intercept GT values were summed within each drill hole by zone (host sandstone) and composited to the total thickness within each zone. At 0.5 GT cutoff the average thickness of mineralization was 5.4 feet. Where the mineralization was less than 4 feet it was diluted to 4 feet.

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Summed GT and thickness for the summed mineralized intercepts of each zone were then contoured using standard ACAD Civil-3D algorithms creating a three-dimensional surface for GT and thickness in each zone. These surfaces were then bounded based upon the geological interpretation of each deposit. Verification of the contour models was performed by inspection against all the available data prior to calculating the resource estimate. From the contoured GT ranges, the contained pounds of uranium were calculated volumetrically using the Civil-3D surface volumetrics toolset.

Validation of each of the sum GT and sum thickness contour models is performed via inspection of the model contours to all available data prior to resource calculation. All interpolation within the maximum radius of influence is performed via the inverse distance square method from available data when manually constructing contours. Interpolation between manual contours and points is performed by the Civil 3D standard algorithm parameters.

Modelling parameters are dictated by several factors including density of drilling data, deposit characteristics and interpreted geologic model. Mineralization at the Velvet-Wood project is a stratigraphically controlled, sand-stone hosted uranium/vanadium deposits typical of the Colorado Plateau style of mineralization, as discussed in Section 7 above. Key criteria and assumptions applied in the mineral resource modeling include;

● Minimum reported grade (% eU3O8)	0.05% eU3O8
● Nominal Thickness (ft)	4 Feet
● Average grade	0.29% eU3O8
● Maximum Radius of Influence (ft)	100 Feet
● Radiometric Equilibrium Factor (DEF)	1*
● Bulk Tonnage Factor (cubic feet per ton)	14.5
● Minimum Sum GT Resource Model Cutoff	0.25 - 0.50
● Nominal minimum average grade at cutoff GT	0.0625 - 0.125% eU3O8

*Refer to Section 9.

Minimum grade and thickness criteria are used to define mineralized intercepts for resource modeling purposes. These are applied to each individual mineralized intercept and then to the sum GT of intercept composites are applied to the data prior to contour modeling.

Minimum mining thickness is dictated by mining method which in this case is underground random room and pillar. Mine height is typically 7-8 foot with minimum mining thickness of 4 feet requiring split blasting at the working mine face. In the case of Velvet-Wood, the average thickness was 5.4 feet, thus the minimum thickness only applied to drill data with thicknesses less than 4 feet.

Maximum radius of influence is influenced by the drilling density and the continuity of the deposit with respect to both the host sands and in situ mineralization.

The bulk tonnage factors and DEF discussed in Section 9 of this report were used in the calculation of the resource quantities from the sum GT and sum thickness contour model volumes.

The minimum sum GT contour resource model cutoff is the primary cutoff criteria applied to the contour model volume as the initial screening of those portions of the model quantities not meeting the criteria for reasonable economic extraction. In addition, individual model areas

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outside the conceptual mine limits not meeting a minimum of 10,000 lbs of eU3O8 resource were excluded from the resource totals as not meeting a minimum expectation of reasonable economic extraction.

It is the opinion of the authors that the resource models are reasonably valid within the mineral resource classification assigned to each area of each project.

11.4 Commodity Price

Commodity Price Uranium

Uranium does not trade on the open market, and many of the private sales contracts are not publicly disclosed since buyers and sellers negotiate contracts privately. Monthly long-term industry average uranium prices based on the month-end prices are published by Ux Consulting, LLC, and Trade Tech, LLC. Anfield has not begun any negotiations of any contracts associated with uranium sales, which is appropriate for a project at this level of development. The following table provides a Long-Term Uranium Price Forecasts from TradeTech® LLC (“TradeTech®”) 2022: Issue 3. The Forward Availability Model (FAM 2) forecasts how future uranium supply enters the market assuming restricted project development because of an unsupportive economic environment. Currently most US producers are in a mode of care and maintenance and numerous facilities globally are also slowing or shutting in production at least on a temporary basis. This condition aligns with the FAM 2 projections.

Term forecasts beginning 2025 or later and extending into the future are considered the most reasonable for purposes of this report, as they consider the effects of prices on future existing and new production. In addition, larger projects are typically supported by long-term contracts with investment-grade nuclear utilities. Therefore, term prices are most appropriate for purposes of this report.

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Figure 63
FAM 2: Uranium Market Price Projections (Nominal US$/lb U_3O_8)

Nominal US$/lb U3O8
$175
$150
$125
$100
$75
$50
$25
$0
2019
2021
2023
2025
2027
2029
2031
2033
2035
2037
2039
©2022 TradeTech
Spot High Boundary
Term High Boundary
Term Ref
Spot Ref
Inferred B&H
Term Low Boundary
Spot Low Boundary

Figure 64
FAM 2: Uranium Market Price Projections (Nominal US$/lb U_3O_8)

	Spot High Boundary	Term High Boundary	Spot Ref	Term Ref	Spot Low Boundary	Term Low Boundary
2019	$26	$32	$26	$32	$26	$32
2020	$30	$36	$30	$36	$30	$36
2021	$35	$38	$35	$38	$35	$38
2022	$103	$92	$64	$75	$31	$36
2023	$105	$95	$70	$81	$32	$37
2024	$108	$97	$72	$83	$32	$38
2025	$110	$99	$74	$85	$33	$39
2026	$113	$102	$72	$83	$34	$40
2027	$116	$104	$75	$86	$35	$41
2028	$119	$107	$79	$89	$36	$42
2029	$122	$110	$80	$91	$37	$43
2030	$125	$112	$82	$95	$37	$44
2031	$128	$115	$86	$100	$38	$45
2032	$131	$118	$91	$106	$39	$46
2033	$134	$121	$94	$108	$40	$47
2034	$138	$124	$94	$109	$41	$48
2035	$141	$127	$102	$119	$42	$49
2036	$145	$130	$105	$122	$43	$51
2037	$148	$134	$106	$123	$45	$52
2038	$152	$137	$106	$123	$46	$53
2039	$156	$140	$104	$121	$47	$55
2040	$160	$144	$108	$125	$48	$56

Assumes US CPI inflation of 2.5 percent per annum

Uranium Market Study 2022: Issue 3 124 TradeTech

Figure 11.1 - TradeTech Uranium Market Price Projections- FAM2 (Nominal US$)

(TradeTech® 2022)

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The Term price projections for uranium oxide (USD) from TradeTech® 2022, for 2023, FAM 2, Term Ref, exceed $75/lb. Projections of uranium price through 2040 increase from these values. The author recommends, as a conservative measure, the use of a long-term uranium price of $70.00 USD per pound uranium oxide for the consideration of reasonable prospects of economic extraction (Beahm, 2023).

Commodity Price Vanadium

Vanadium prices are more transparent than uranium prices. Vanadium pentoxide price ranged from $5.45 to $16.40 per pound in the period from 2019 through 2024. The lowest price occurred in 2024 and the highest price in 2019 (USGS, 2025).

As recently as August 9, 2022, Energy Fuels Inc. announced their Q2-2022 results which states; “As a result of strengthening vanadium markets, during the six months ended June 30, 2022, the Company sold approximately 575,000 pounds of V2O5 at a gross weighted average price of $13.44 per pound of V2O5.” This private sale in the US was well above the world average and is considered by the authors as more representative of domestic sales expected for US production.

Based on the preceding information, a price of $12.00 per pound for vanadium pentoxide is recommended.

By their nature, all commodity price assumptions are forward-looking. No forward-looking statement can be guaranteed, and actual future results may vary materially.

11.4 Reasonable Prospects of Economic Extraction and Cutoff Determination

For this report underground mining using a random room and pillar configuration has been assumed. The random room and pilar mining method is commonly used for similar projects throughout the Colorado Plateau.

Locations of mineral resources in relationship to existing underground mine access are shown on Figure 11-2. Mining will be accomplished via random room and pillar mining methods using single boom jumbo drills for face blast holes drilling and 2 cubic yard Load Haul Dump mining equipment (LHD) used to help maintain clean mucking of mineralized material and of waste. Because of the variable grades, numerous headings are needed to maintain a consistent grade to the mineralized material stockpiles and to achieve the desired tonnage.

Conceptual CAPEX and OPEX estimates have been completed for the Velvet-Wood and Slick Rock uranium projects with mineral processing via the Shootaring Canyon Mill (Mill) and were publicly disclosed in a previous NI 43-101 report titled “The Shootaring Canyon Mill and Velvet-Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment, NATIONAL INSTRUMENT 43-101”, dated May 6, 2023 (Beahm, et al 2023). CAPEX estimates for underground mine equipment, pre-production expenditures, and surface facilities were based on InfoMine™ cost data. Mine OPEX was based on InfoMine™ cost data, Bureau of Labor Statistics for Utah and Colorado (through 2021), and haulage costs to the Mill based on use of existing roads and highways and data from the American Transportation Research Institute (ATRI) and the Energy Information Administration (EIA). CAPEX and OPEX for the Mill were based on an updated evaluation by the authors of a pre-feasibility study for refurbishing the uranium mill by Lyntek completed in 2008, and the addition of a vanadium circuit.

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Estimated Capital Expenditures (CAPEX) include:

●	Pre-production expenses related to engineering design, metallurgical testing, and permitting.
●	Mine facilities and equipment.
●	Direct processing plant refurbishing costs.
●	Tailings related costs.

Estimated Operating Expenditures (OPEX) include:

●	Direct mining costs.
●	Haulage and handling costs for delivery of mined and stockpiled material to the Mill.
●	Direct mineral processing costs.
●	Reclamation and bonding costs.
●	Royalties and taxes.

The Cutoff criterion for estimation of mineral resources considers minimum grade, minimum thickness and the combination of these criteria as the grade thickness product (GT). In addition to the cutoff criterion applied, individual areas of mineralization were evaluated for economic extractability based on the costs of driving a 10ft x 10 ft drift into the mineral from the closest adjacent area of grade. Isolating pods not meeting break-even returns were excluded from the mineral resource estimate. The minimum GT cutoff used in the mineral resource estimate varied by area from 0.25 to 0.50 GT. At the diluted 4-foot thickness this equates to a minimum grade of 0.0625 to 0.125 %eU3O8. Applying the minimum GT criterion and additional economic restraints, discussed herein, the estimated average mine grade for the Velvet-Wood project is 0.29% eU3O8.

In practice, due to the configuration and variability of the deposits, minimum mining thickness and width, and restraints on mining selectivity, mineralized material will be removed from the mine which will not meet grade for immediate haulage and processing. However, this material has future economic value if it meets or exceeds marginal forward costs and will be stockpiled at the mine site for future haulage and processing. Whereas mining costs will be allocated to the mined material meeting grade for immediate haulage and processing, the value of the stockpiled lower grade material is based on the price of the recovered products, less the cost haulage, processing, and other direct costs including royalites and taxes but would not include write-off of CAPEX, reclamation costs, and allocated mining costs. In this case the mineralized material at the minimum cutoff GT would breakeven. Table 11-1 provides the basis for the minimum GT cutoff based on marginal forward costs and demonstrates that applying the minimum GT cutoff and other economic restraints the mineral resource estimated herein has Reasonable Prospects of Future Economic Extraction and would yield a profit.

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Table 11.1 - Cutoff Calculation

OPEX	Marginal Forward Cost $/ton	Fully Loaded Costs $/ton

Mining		$80.00

Haulage	$20.70	$20.70

Mineral Processing	$69.70	$69.70

Reclamation Mine		$2.94

Other tax, royalty, bonding	$10.83	$50.00

Total OPEX	$101.23	$223.34

CAPEX

Individual mines $29,930 m USD		$21.64

Mill ($64,800 m USD/3,756 m tons total*)	$-	$17.25

Total CAPEX	$-	$38.89

Total Cost per Ton	$101.23	$262.22

Value at minimum GT	$96.25

Value at average mined grade		$446.60

Difference - Value Less Cost	$(4.98)	$184.38

Notes:

4 ft minimum thickness

$70 Uranium, 92% recovery

$12 Vanadium, 75% recovery

Minimum Grade 0.0625 % U3O8, V:U ratio 1.4	Average Grade 0.29 % U3O8,

V:U ratio 1.4

*Total tons include West Slope, Velvet-Wood, and Slick Rock mines feeding the Mill

Based on the depths of mineralization, continuity of mineralization, grade, thickness and GT, it is the authors’ opinion that the mineral resources at the project can be reasonably and economically recovered through underground mining methods coupled with haulage to and conventional mineral processing at Anfield’s Mill. This opinion considers a variety of additional technical and economic factors as follows.

11.5 Additional Factors

11.5.1 Site Infrastructure

Portions of the Velvet deposit were previously mined and there is an existing access road and powerline to the portal location. The Velvet portal is accessible via existing roads. The Wood mine area is located about 3 miles east of Velvet along County Road 112 and is also accessible from the east via the Lisbon Valley Road and County Road 112. Access to the site is via existing dirt two-track roads. Refer to Section 4 for a detailed description of site accessibility.

On site power was established when the Velvet mine was operating, however the powerline was removed, and current plans are to use diesel generators for on-site power generation.

Non-potable water is available from wells at the Velvet mine site for operations and fire suppression and is being permitted for industrial use. Potable water will be supplied by commercial bottled water.

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No surface mine facilities for Velvet-Wood currently exist, however the necessary surface facilities for operation are incorporated in the mine plan and CAPEX estimates relied on herein for evaluation of reasonable prospects for future economic extraction.

11.5.2 Mining Methods

Mining will consist of random room and pillar mining methods with decline access as was previously employed for underground uranium mining at these sites and throughout the Colorado Plateau. The characteristics of the West Slope mineral deposits are compatible with this method in that their mineralization is generally tabular with some moderate rolls, low to moderate dip, and good rock strength with respect to both roof and floor. The randomness of the room and pillar extraction is due to the variations in uranium grade and thickness encountered. Typically, mining will follow mineralization through underground long-hole drilling in advance of mining, face sampling, and geologic mapping concurrent with mining. Pillars are left where the mineralization is weaker in terms of concentration and/or thickness; however, in some cases temporary roof support will be necessary. The nature of mineralization lends itself to a high extraction rate but requires selective mining. A schematic of the mine plan for Velvet-Wood follows.

ISOMETRIC VIEW FROM THE WEST/SOUTH WEST
THREE STEP HILL
EXISTING GROUND SURFACE
VELVET SURFACE FACILITIES AND PORTAL
3 EXISTING AND 3 PROPOSED VENT SHAFTS TO GROUND SURFACE
OLD WOOD DECLINE
EXISTING DECLINE @ 17% GRADE
2 PROPOSED VENT SHAFTS TO GROUND SURFACE
VELVET MINE
PROPOSED DECLINE @ 4.4% GRADE
WOOD MINE
ISOMETRIC VIEW FROM THE EAST/SOUTH EAST
VELVET SURFACE FACILITIES AND PORTAL
PROPOSED DECLINE @ 4.4% GRADE
OLD VELVET MINE
NEW VELVET MINE
WOOD MINE
OLD WOOD MINE

Figure 11.2 - Isometric mine plan schematic for Velvet Wood

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11.5.3 Mineral Processing

For this report, it is assumed that mineral processing will take place at Anfield’s mineral processing facility, the Shootaring Canyon Mill (Mill), which lies approximately 180 miles, by existing roads, from the Velvet Wood mine sites.

The Mill was licensed and constructed by Plateau Resources and has had a succession of owners including US Energy and Uranium One prior to Anfield’s acquisition. The mill operated briefly in 1982, has not been decommissioned and has been under care and maintenance since cessation of operations.

Anfield purchased the Mill along with other conventional uranium assets from Uranium One including the Velvet Wood project in August 2015.

The Mill is located in Garfield County Utah approximately 52 miles south of Hanksville, Utah in Township 36 South, Range 11 East, Sections 3 and 4 and Township 35 South, Range 11 East, Sections 33 and 34 at approximate Latitude 37o 43’ 00” North and Longitude 110o 41’ 00” West. The Mill is located on lands which are split estate, with the surface estate being fee land held by Anfield, and the mineral estate being Utah State Trust Land held by Anfield through two mineral leases totaling approximately 905 acres of surface and mineral fee lands.

The Mill has a Radioactive Materials License (RML) that is administrated by the UDEQ- DWMRC. This license currently authorizes possession of byproduct material (tailings and other milling wastes) and reclamation activities only. A license amendment to return to operational status is needed as are capital improvements. The license amendment was submitted to UDEQ in April 2024 and is under review. The issuer expects the license amendment to be approved late this year or early 2026.

The Mill was originally designed, constructed and operated to only recover uranium. Current designs for refurbishment of the mill would add a vanadium recovery circuit and upgrade the tailings disposal facility to current standards.

The mill will utilize sulfuric acid in the leaching process and solvent extraction for uranium and vanadium recovery. The products will be dried yellowcake, U3O8, and vanadium pentoxide, V2O5. Estimated metallurgical recoveries for uranium and vanadium are 92% and 75%, respectively.

11.5.4 Environmental Compliance and Permitting

The Velvet Mine has an existing mine permit through the State of Utah Division of Oil Gas and Mining (DOGM). The mine permit has been amended to include updated NEPA studies and evaluations and to include the Wood Mine which will be a connected action. The Mine permit was submitted to DOGM and as a Plan of Operations (PoO) to the Utah DOGM and BLM in May 2024 along with associated permits including an industrial water use and NPDES permit which have been granted. The mine permit and PoO have been reviewed and Requests for Additional Information (RAIs) received. Responses to the RAIs is due at the end of March.

The mine sites are located in San Juan County Utah and are consistent with local land use planning. Similar mining projects are and have been permitted in the area, including an operating copper mine less than 10 miles from the Velvet mine. The Velvet Wood mine is a brownfield site and is expected to receive a mixture of local support and objections from NGOs.

11-9

11.6  Confidence Classification of Mineral Resource Estimate

A mineral resource is defined as a concentration of an occurrence of natural, solid, inorganic, or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics, and continuity of a mineral resource are known, estimated, or interpreted from specific geologic evidence and knowledge (CIM, 2014). Mineral resource estimates are classified as Measured, Indicated, or Inferred based on the level of understanding and definition of the mineral resource.

While no formal economic evaluation, economic assessment has been completed under SK-1300 regulations an NI 43-101 PEA has been completed (Beahm et al, 2023) and is the basis for evaluation of cutoff criterion. While mineral resources are not mineral reserves and do not have a demonstrated economic viability, reasonable prospects for future economic extraction were applied to the mineral resource estimate herein through consideration of grade and GT cutoffs and by screening out areas of isolated mineralization which would not support the cost of conventional underground mining under current and reasonably foreseeable conditions.

Based on the drill spacing, data verification, and continuity of mineralization and host sandstone, the authors classified uranium mineral resources at the Velvet and Wood mine areas by categories of measured, indicated and inferred.

●

Measured mineral resources were limited to the New Velvet area in Section 2, Township 31 South, Range 25 East. Drill spacing in this area on approximately 100-foot centers and showed good correlation between data points.

●

The Old Velvet area has been previously mined. The mineral resource estimation was based underground mine face sampling and long hole drilling data. While the data supports a higher level of mineral resource classification, the area could not be entered for verification sampling. As a result, the authors classified the uranium mineral resource estimates in this as an Indicated Mineral Resource.

●

Drill spacing at the Wood Mine was approximately 100 to 200 centers and the mineral resources were classified as Indicated Mineral resources primarily due to the drill spacing. Geological correlations were good.

●

Inferred mineral resources were defined for both the Velvet and Wood mines and represent a projection of mineralization from the measured and indicated mineral resource areas based on geologic correlations but with limited drill data.

Figures 11-3 through 11-5 show the mineral resource estimation areas and classification in relationship to drill holes.

Vanadium grade was estimated using documented mine production and comparative review of the limited number of intercepts assayed for vanadium. It was industry practice when these sites were developed to estimate mineral resources and control grade during mining based on the uranium grade with only limited vanadium assays. Whereas there are limited vanadium assays available for vanadium mineral resource estimation, the mineral resource estimate is considered, by the authors, as an Inferred Mineral Resource for vanadium based on the estimated tonnage of the uranium mineral resource and the vanadium grade based on the V:U ratio as previously described.

11-10

1.7 Mineral Resource Statement

Mineral resources were estimated by horizon, based on geologic interpretation and correlation. Mineral resources are reported at various cutoff grades, to illustrate the effect of varying cutoff on the mineral resource. The preferred cutoff of 0.50 ft% GT is shaded in the respective tables.

1.7.1	Risk Factors That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:

●	assumptions as to forecasted uranium price.
●	changes to the assumptions used to generate the GT cutoff.
●	changes to future commodity demand.
●	variance in the grade and continuity of mineralization from what was interpreted by drilling and estimation techniques.
●	density assignments.
●	assumptions as to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits and maintain the social license to operate.

Mineral resources do not have demonstrated economic viability, but they have technical and economic constraints applied to them to establish reasonable prospects for economic extraction. The geological evidence supporting inferred mineral resources is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to reasonably assume geological and grade continuity.

The QP expects that the majority of the inferred and indicated mineral resources could be upgraded to indicated and measured mineral resources, respectively, with additional drilling. Larger inferred and indicated resources may also be quantified with further evaluation of current Project economics.

11.7.2 Mineral Resource Summary

Uranium:

Indicated Mineral resources for the Velvet-Wood mines are summarized in Table 11-2 which follows. Mineral resources are reported at both 0.25 and 0.50 ft% GT cutoff (uranium) to show the effect of cutoff; however, the authors recommend the use of the 0.50 ft% GT cutoff for reporting based on reasonable prospects for future economic recovery as previously discussed.

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11-11

Table 11.2 - Mineral Resources Uranium

Area/Classification	GT cutoff	Thousand Pounds eU3O8		Thousand Tons	Average Grade %eU3O8

New Velvet Measured Mineral Resource	0.25	1,966		362.6	0.27

New Velvet Measured Mineral Resource	0.50	1,836		283	0.33

Old Velvet Indicated Mineral Resource	0.25	Not Estimated	*

Old Velvet Indicated Mineral Resource*	0.50	548		71.2	0.38

Wood Indicated Mineral Resource	0.25	2,113		377	0.28

Wood Indicated Mineral Resource	0.50	1,940		275.2	0.35

TOTAL MEASURED AND INDICATED MINERAL RESOURCE	0.25 - 0.50	4,627		810.8	0.285

Velvet Inferred**	0.25	517.5		76	0.34

Wood Inferred**	0.25	34.5		11	0.16

TOTAL INFERRED

	0.25	552		87	0.32

MINERAL RESOURCE

* From long hole drilling and pillar face sampling, only 0.5 GT or greater data reported

** 0.50 GT not estimated

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

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11.7.3 Vanadium:

Inferred vanadium mineral resources for the Velvet-Wood project are summarized in the following Table 11-3. The Velvet mine was mined by Atlas Minerals who mined portions of the deposit producing approximately 400,000 tons of material at grades of 0.46 %U3O8 and 0.64 %V2O5 (approximately 4 million lbs uranium and 5 million lbs vanadium) during the period 1979-1984 (Chenoweth, 1990). Vanadium assay results from Uranium One’s 2007/2008 coring showed an overall average of 2.13 to 1 vanadium to uranium ratio, while the historic ratio was 1.39 to 1. The authors applied a vanadium to uranium ratio of 1.4:1 for estimating the Velvet-Wood vanadium mineral resource which is conservative as compared to 2007/2008 core data.

It is the author’s opinion that relying on the V:U ratio demonstrated by documented mine production and available core data is reliable for classification of Inferred Vanadium Mineral Resources.

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11-13

Table 11.3 - Total Inferred Mineral Resources Vanadium

Area/Classification	GT cutoff	Thousand Pounds eU3O8		Thousand Tons	Average Grade %eU3O8

New Velvet Inferred Mineral Resource	0.25	2,752		362.6	0.38

New Velvet Inferred Mineral Resource	0.5	2,570		283	0.45

Old Velvet Inferred Mineral Resource	0.25	Not Estimated	*

Velvet Inferred Mineral Resource	0.5	767		71.2	0.54

Wood Inferred Mineral Resource	0.25	2,958		377	0.39

Wood Inferred Mineral Resource	0.5	2,716		275.2	0.49

Velvet Inferred**	0.25	724.5		76	0.48

Wood Inferred**	0.25	48.3		11	0.22

TOTAL INFERRED	0.25-0.5	7,250.6		897.8	0.40
MINERAL RESOURCE

*From longhole drilling and face sampling, 0.25 GT was not estimated

** Corresponds with the uranium inferred mineral resource estimation, 0.50 GT was not estimated

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

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1.8 Uranium Mineral Resource Estimates by Project Area

Detailed mineral resources estimates follow for the separate areas of mineralization associated with the Vevel and Wood mine areas.

1.9 New Velvet Resource Area

Measured mineral resources are limited to the New Velvet area in Section 2, Township 31 South, Range 25 East (Figure 11-4). The current estimate follows with the recommended cutoff, 0.50 GT, highlighted.

Table 11.4 - New Velvet Measured Mineral Resources*

GT minimum	Thousand Pounds eU3O8	Thousand Tons	Average Grade %eU3O8	Average Thickness (feet)

0.25	1,966	363	0.27	6.7

0.50	1,836	283	0.32	6.9

1.00	1,571	187	0.42	7.1

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

1.10 Old Velvet Resource Area

The Old Velvet Mine Area is located in Section 3, Township 31 South, Range 25 East as shown on Figure 11-3. The mineral resource estimate addresses an undeveloped area (Area III) of the Old Velvet Mine and Areas I, II, IV, and East Side of the mine that were developed but left unmined. Areas I, II, IV, and East Side were closely delineated with underground face and long-hole sampling as reported by Price, 1987. Area III was delineated by surface drill holes on approximately 100-foot centers.

Old Velvet Mine Area III - Resource Calculation Methods

Resource calculations were completed using the GT Contour method previously discussed. Although a mineral resource classification as Measured may be appropriate as discussed above for the New Velvet Mineral resources in Section 2, Township 31 South, Range 25 East, a classification of Indicated Mineral Resources is recommended for Old Velvet Mine Area III as the data has yet to be verified by surface drilling and is currently inaccessible for underground

11-15

sampling. The mineral resource estimate applied a minimum cutoff of 0.50 GT. The current mineral resource estimate for Old Velvet Mine Area III follows. The diluted grade is shown as the preferred estimate for the purposes of this IA.

Table 11.5 - Old Velvet Mine Area III Indicated Mineral Resources*

GT minimum	Thousand Pounds eU3O8	Thousand Tons	Average Grade %eU3O8	Average Thickness (feet)
Undiluted 0.5	39	5	0.38	2.2
Diluted** 0.50	39	9	0.21	4.0

*Numbers rounded **used in summary Table 14.7 not additive to total

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

1.11 Old Velvet Mine Areas I, II, IV, and East Side - Resource Calculation Methods

The following are the current estimates of mineral resources for Old Velvet Mine Areas I, II, IV, and East Side (refer to Figure 11.3). These unmined areas are adjacent to areas of past mining and/or partially developed underground. The area have been designated as Areas I, II, IV, and East Side and were sampled underground using a combination of face and longhole drill samples. The data was posted on underground mine maps (Price, 1987) which were used as the basis for Figure 11.3. The authors have audited the Price, 1987 data and have used the data as the basis of the current resource estimate. In the course of this estimate the following checks and calculations were made:

●	The data was reviewed to assure that the posted data matched the data utilized in the calculations.
●	The area of influence assigned to the data was reviewed and confirmed, specifically;
○	Rib and face samples were projected 10 feet into the rib face or through the pillar if other sides of the pillar were accessible and the projection was justified by the data.
○	Long-hole samples were projected 10 feet on each side of the long-hole fans.

11-16

●

Density was reviewed. A density of 13 cubic feet per ton was used as compared to the 14.5 cubic feet per ton recommended in this report. This would have the effect of overstating the tonnage by 10% if the 14.5 cubic feet per ton were correct. However, the GT cutoff employed in the estimate was 0.60 as compared to the 0.50 recommended in this report, which would offset this difference.

●	Average thickness and grade were compared to all other sources of data including surface drill data.
●	Mineralized areas delineated on the mine maps were digitized into AutoCAD and the total area, tonnage, and pounds were calculated and compared to the 1987 Price estimate.
●	The area is not accessible and this face sampling and longhole drill data could not be verified.

The current mineral resource estimate using the methodologies described above for the Old Velvet Mine Areas I, II, IV, and East Side follow. Although a mineral resource classification of Measured for Old Velvet Areas I, II, IV, and East Side by CIM definitions may be appropriate based on the level of detail reflected in the data and the estimation, a classification of Indicated Mineral Resources is recommended for Old Velvet Areas I, II, IV, and East Side as the data has yet to be verified by field data. The area is currently inaccessible as the mine is flooded, and verification drilling from the surface would be impractical as surface drilling would likely not be able to maintain circulation in the vicinity of the mine openings. The average thickness and GT exceeded the minimum mining thickness and GT cutoff so no dilution was applied.

Table 11.6 - Old Velvet Areas I, II, IV, and East Side Indicated Mineral Resources*

GT minimum	Thousand Pounds eU3O8	Thousand Tons	Average Grade %eU3O8	Average Thickness (feet)
Undiluted**
0.50	509	62	0.41	5.02

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium 75%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

1.12 Wood Resource Area

The current indicated mineral resource estimate for the Wood project area, utilizing the GT contour method is shown on Figure 14.2, Wood Project Resource GT Map. A GT cutoff of 0.25 is recommended for reporting purposes in this report and is highlighted in the following table.

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Table 11.7 - Total Indicated Mineral Resources Wood Mine

GT minimum	Thousand Pounds eU3O8	Thousand Tons	Average Grade %eU3O8	Average Thickness (feet)
0.25	2,113	377	0.28	4 feet diluted
0.50	1,940	275	0.35	4 feet diluted
1.00	1,581	155	0.51	4 feet diluted

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium $76%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

1.13 Inferred Mineral Resources

Inferred mineral resources were estimated for limited areas in both the Velvet and Wood areas where a reasonable prospect of mineralization could be based on geologic data from drilling but where drill spacing exceeded 100 feet. The areas where inferred mineral resources are projected for the Velvet and Wood Areas are shown on Figures 11.4 and 11.5, respectively.

Table 11.8 - Total Inferred Mineral Resources Velvet-Wood Areas

GT minimum	Thousand Pounds eU3O8	Thousand Tons	Average Grade %eU3O8	Average Thickness (feet)
Wood	0.5	35	11	0.16
Velvet	0.5	518	76	0.34
TOTAL		552	87	0.32

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11-18

Notes:

1: S-K 1300, NI 43-101, and CIM definitions were followed for definition of Mineral Resources

2: In Situ Mineral Resource are estimated at minimum GT cut-off of 0.25 to 0.5 (4 ft. of 0.0625% to 0.125% eU3O8), with a Vanadium to Uranium Ratio 1.4 :1

3: Mineral Resources are estimated using a long-term Uranium price of US$70 per pound and a Vanadium price of US$ 12 per pound

4: Bulk density is 0.07 tons/ft3 (14.5 ft3/ton)

5. Metallurgical Recovery Uranium 92%, Vanadium $76%

6. Estimated grades are based on underground mining and reflect mine dilution

7: Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability

8: Numbers may not add due to rounding

9. Pounds and tons as reported are rounded to the nearest 1,000

1.14 Risk Factors That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:

●	assumptions as to forecasted uranium price.
●	changes to the assumptions used to generate the GT cutoff.
●	changes to future commodity demand.
●	variance in the grade and continuity of mineralization from what was interpreted by drilling and estimation techniques.
●	density assignments.
●	assumptions as to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits and maintain the social license to operate.

Mineral resources do not have demonstrated economic viability, but they have technical and economic constraints applied to them to establish reasonable prospects for economic extraction. The geological evidence supporting inferred mineral resources is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to reasonably assume geological and grade continuity.

The QP expects that the majority of the inferred and indicated mineral resources could be upgraded to indicated and measured mineral resources, respectively, with additional drilling. Larger inferred and indicated resources may also be quantified with further evaluation of current Project economics.

1.15 QP Opinion on the Mineral Resource Estimate

In the opinion of the authors, the data available for the Project is sufficiently reliable for estimation of mineral resources for the purpose of this IA.

1.16 Mineral Resource Figures

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T31S R25E
SECTION 3
Sum GT Table
Minimum GT
Maximum GT
Color
0.25
0.50
0.50
0.75
0.75
1.50
1.50
2.00
2.00
2.50
2.50
3.00
3.00
4.00
4.00
5.00
AREA I
AREA II
AREA III
AREA IV
AREA EAST
LEGEND
OLD VELVET UNDERGROUND
MINE WORKINGS
DRILL HOLE COLLAR LOCATION
OLD VELVET REMAINING RESOURCE
AREAS NOT MEETING REQUIREMENTS FOR
REASONABLE ECONOMIC PROSPECT
250'
0
125'
250'
1 inch = 250'

Figure 11.3 - Old Velvet Mine GT and Resource Map

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T31S R25E
SECTION 2
STATE LEASE
#ML49377
Sum GT Table
Minimum GT
Maximum GT
Color
0.25 0.50
0.50 0.75
0.75 1.00
1.00 1.50
1.50 2.00
2.00 2.50
2.50 3.00
3.00 3.50
3.50 4.00
4.00 4.50
4.50 5.00
5.00 6.00
6.00 7.00
7.00 8.00
8.00 10.88
NEW VELVET INFERRED AREA A
INFERRED MINERALIZED TREND LENGTH OF APPROXIMATELY 550 FEET
NEW VELVET INFERRED AREA B
INFERRED MINERALIZED TREND LENGTH OF APPROXIMATELY 350 FEET
LEGEND
INFERRED AREAS
DRILL HOLE MINERAL INTERCEPT LOCATION
AREAS NOT MEETING REQUIREMENTS FOR REASONABLE ECONOMIC PROSPECT
250' 0 125' 250'
1 inch = 250'

Figure 11.4 - New Velvet GT Map

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T31S R25E
SECTION 6
SECTION
UZ-9-08
0.12
UZ-12A-08
UZ-13-08
0.00
AREA OF INFERRED RESOURCE
400 FEET TREND LENGTH
100 FEET TREND WIDTH
MINERALIZATION AVERAGE 4 FEET
MINERALIZATION AVERAGE OF 0.157% eU3O8
LEGEND
400' 0 200' 400'
1 inch = 400'
HISTORIC DRILL HOLE MINERAL DRIFT INTERCEPT LOCATION
2007/2008/2009 DRILL HOLE DRIFT INTERCEPT LOCATION
AREAS NOT MEETING REQUIREMENTS FOR REASONABLE ECONOMIC PROSPECT

Sum GT Table

Minimum GT	Maximum GT	Color
0.25	0.50	
0.50	0.75	
0.75	1.50	
1.50	2.00	
2.00	2.50	
2.50	3.00	
3.00	4.00	
4.00	5.00	
5.00	6.00	
6.00	8.00	
8.00	10.00	
10.00	12.00	
12.00	14.00	
14.00	16.00	
16.00	18.35

Figure 11.5 - Wood Resource GT Map

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12.0  MINERAL RESERVE ESTIMATES

This section is not relevant to this Report.

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13.0  MINING METHODS

This section is not relevant to this Report.

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14.0  RECOVERY METHODS

This section is not relevant to this Report.

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15.0  INFRASTRUCTURE

This section is not relevant to this Report.

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16.0  MARKET STUDIES AND CONTRACTS

This section is not relevant to this Report.

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17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This section is not relevant to this Report.

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18.0   CAPITAL AND OPERATING COSTS

This section is not relevant to this Report.

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19.0  ECONOMIC ANALYSIS

This section is not relevant to this Report.

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20.0  ADJACENT PROPERTIES

There are no adjacent properties which are not already held by Anfield Energy or its subsidiaries that are considered relevant to this IA.

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21.0  OTHER RELEVANT DATA AND INFORMATION

The authors are not aware of any other relevant data or information that would materially change the overall conclusions of this report.

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22.0  INTERPRETATION AND CONCLUSIONS

   22.1 Conclusions

This Initial Assessment (IA) for the Project has been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act). Its objective is to disclose the mineral resources at the Project.

Drill data is available for a total of 325 drill holes. Mineral resources were estimated using standard methods as discussed in Section 11. The drill data was verified as discussed in Section 9 and is considered by the authors to be reliable for the purposes of this IA. The primary data modeled are equivalent uranium values as determined by downhole geophysical logging and reported as eU3O8. A radiometric disequilibrium factor of 1 was used. Mineral resources have been estimated for both uranium and vanadium as the mineralization occurs primarily as uranyl-vanadates. Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with CIM standards. However, considerations of reasonable prospects for eventual economic extraction were applied to the mineral resource calculations herein.

   22.2 Risks and Opportunities

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors not stated herein which would materially affect the mineral resource estimates or the results of the PEA. To the authors’ knowledge there are no other significant factors that may affect access, title, or the right or ability to perform work on the property, provided the conditions of all mineral leases and options and relevant operating permits and licenses are met. A summary of risks follows, categorized in terms of economic, technical, and permitting and licensing risks.

Economic Risks:

Mineral resources are not mineral reserves and do not have demonstrated economic viability. A Preliminary Feasibility Study (PFS) is required, at a minimum, to demonstrate the economic viability of the measured and indicated mineral resources and qualify an initial estimate of mineral reserves.

Technical Risks:

It is the authors’ opinion that the risks associated with this project are moderate as there has been past mining and the mine workings generally remain open. The Project does have some risks similar in nature to other mining projects in general and uranium mining projects specially, i.e., risks common to mining projects including:

●	Future commodity demand and pricing.
●	Environmental and political acceptance of the project.
●	Variance in capital and operating costs.
●	Mine and mineral processing recovery and dilution.

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●	Risks associated with mineral resource estimates, including the risk of errors in assumptions or methodologies.
●	Continuity of mineralization with respect to thickness and grade may vary.
●	Mining claims are subject to the Mining Law of 1872. Changes in the mining law could affect the mineral tenure.
●	There is a risk that underground conditions at the Velvet Mine may limit access to mineral resources.

It is the authors’ opinion that the technical risks associated are low for the following reasons:

●	Portions of deposit have been successfully mined in the past.
●	Uranium has been successfully extracted from mined material via conventional milling.
●	The Project has applied for or has required operating permits and facilities in place.

The authors are not aware of environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors which would materially affect the mineral resource estimates, provided the conditions of all mineral leases and options, and relevant operating permits and licenses are met.

The Project is a brownfield site within the Colorado Plateau which has a long history of uranium and vanadium mining. The surrounding communities have a long history of working with and for the region’s mining and mineral resource industry, and their support for this project has been strong. Despite expected local support, recent mineral development in the area has received opposition from various Non-Government Organizations (NGOs) and this should be anticipated for the Project.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, and actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation, and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

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23.0  RECOMMENDATIONS

The following recommendations relate to potential improvement and/or advancement of the Project.

Permitting the mine is in progress and should be continued. It is anticipated that mine permitting will completed in 2025 or early 2026. Once the permit is approved the Issuer could proceed with mine development or choose to gather additional information prior to completing a PFS.

The Velvet Mine Area and resources are well delineated in the west and moderately well delineated in the east. The eastern portion of the Velvet mine resource will need to be drilled from the underground workings during any future development to classify resources into the Measured and/or Reserve categories ahead of mining extraction operations. The Wood resource area is less well delineated and will require additional surface and/or underground drilling to better define and quantify the resource prior to development.

Recommendations and cost estimates for the Velvet-Wood Project, assuming more subsurface data is determined to be necessary are provided in Table 23.1. The total cost is estimated at $750,000 USD.

Table 23.1 - Velvet-Wood Exploration Drilling Cost Estimate

Item	Cost (USD)

10 Air Rotary Collars for DDC Tails (1,200 ft average, 12,000 ft total) at $20,000 per drill hole.	$200,000

Site Supervision Including Geological Services	$100,000

Geophysical Logging 50 Holes (1,500 ft average)	$80,000

Resource Model Update, Reporting and Preparation of PFS	$300,000

Road Maintenance	$70,000

Total	$750,000

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24.0  REFERENCES

Previous Reports:

Agapito Associates, Inc., “Ground Support Recommendations for the Velvet and Wood Mines”, P. 1-1 to 5-19, November 7, 2008.

Beahm, D.L., “VELVET-WOOD URANIUM PROJECT, TECHNICAL REPORT, MINERAL RESOURCES, AMENDED AND REESTAED, NATIONAL INSTRUMENT 43-101, SAN JUAN COUNTY, UTAH, USA”, June 5, 2015. Available on SEDAR.

Beahm, D.L., and McNulty, T.P., “Velvet-Wood Mine Uranium Project, Preliminary Economic Assessment, National Instrument 43-101, Utah, USA, June 2016.

Beahm, D.L., Warren, C., Hutson, H., McNulty, T.P., “The Shootaring Canyon Mill and Velvet Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment National Instrument 43-101,” May 6, 2023.

Behre Dolbear and Company (USA) Inc., 2007, Technical Report on Nine Properties Held by Cotter Corporation in Montrose and San Miguel Counties, Colorado, USA, 80p.

Crossland, D. J., Atlas Minerals, “Preliminary Property Evaluation of the Velvet – Section 2 Project”, January 1990. (Two Reports)

Energy Fuels Resources Preliminary Feasibility Study for the Sheep Mountain Uranium Project, Fremont County, Wyoming, USA, December 31, 2021

Hazen Research, Inc., “FEEDSTOCK AMENABILITY PROGRAM FOR SHOOTARING CANYON MILL FEASIBILITY”, P. 1-10, 42-84, July 11, 2008.

JS Redpath Corporation, “The Conceptual Mine Design for Section 2, Lisbon Valley Project, Utah”, July 1980.

MRC, “Section 2 Mine Plan”, January 1983.

NRC, 2003 Environmental Assessment for Plateau Resources Limited’s Shootaring Canyon Uranium Project Garfield County, Utah. September 2003.

Price, Michael J., “Updated Measure Geologic Reserves, Measured Mining Reserves and Indicated and Inferred Reserves, Velvet Mine, San Juan County, Utah, April 1987.

Publications Cited:

Aliakbari, E., Yunis, J., Fraser Institute Annual Survey of Mining Companies 2021, 2021.

Beahm, D.L., “Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas USA” January 2023.

Campbell, John A. and Steel-Mallory, Brenda A., “Depositional Environments of the Uranium bearing Cutler Formations, Lisbon Valley”, Utah: U.S. Geological Survey Open-File Report 79-994, 1979.

Chenoweth, WL, “Lisbon Valley, Utah’s premier uranium area, a summary of exploration and ore production” Utah Geological and Mineral Survey, OFR-188, 1990.

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Denis, John R., “The Location and Origin of Uranium Deposits in the Cutler”, December 1982.

Doelling, HH, “Uranium-Vanadium Occurrences of Utah”, Utah Geological and Mineral Survey, OFR-18, 1974.

Fischer, R.P., Hilpert, L.S., Geology of the Uravan Mineral Belt, 1952.

Hasan, Mohammad, “Geology of Active Uranium Mines During 1982 in Parts of Paradox Basin, Southeastern, Utah”, Utah Geological and Mineral Survey, OFR-89, 1986.

IRS, Publication 535, Business Expenses, 2004.

McKay, A. D. et al, “Resource Estimates for In Situ Leach Uranium Projects and Reporting Under the JORC Code”, Bulletin November/December 2007.

Roscoe Postle Associates, Technical Report on the Lisbon Valley Uranium Properties,

Tax Bulletin 12-93, State of Utah, July 1993.

U.S. Geological Survey, Mineral Commodity Summaries, January 2025

Weir, Gordon W., and Puffett, Willard P., “Incomplete manuscript on stratigraphy and structural geology and uranium-vanadium and copper deposits of the Lisbon Valley area”, Utah-Colorado: Open-File Report 81-39, U.S. Geological Survey, 292p, 1981.

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25.0  RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The location, extent, and terms relating to mineral tenure were provided by Anfield and were relied upon as defining the mineral holdings of Anfield in the development of this report.

For the purpose of Sections 4, Property Description and Location, Mineral Tenure, and Ownership of this report, the authors have relied on ownership data (mineral, surface, and access rights) provided by Anfield. The accuracy of the information was not verified by the authors. The authors have not researched the property title or mineral rights for the project and express no legal opinion as to the ownership status of the property. However, Anfield provided copies of the mineral claim lease and purchase agreement which were reviewed for content by the authors. All mining claims whether leased, purchased, or located by Anfield were verified as to their validity by searching the BLM online LR2000 web site. BLM lists the mining claims as current.

The terms of the Asset Purchase Agreement with Uranium One were provided by Anfield and were relied upon in the development of this report.

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 26.0  DATE AND SIGNATURE PAGE

CERTIFICATE OF AUTHOR

I, Douglas L. Beahm, P.E., P.G., do hereby certify that:

1.	I am co-author of the report titled “VELVET WOOD PROJECT INITIAL ASSESSMENT”, dated April 15, 2025.
2.	I am the Principal Engineer and President of BRS, Inc., 1130 Major Avenue, Riverton, Wyoming 82501.
3.

I graduated with a Bachelor of Science degree in Geological Engineering from the Colorado School of Mines in 1974. I am a licensed Professional Engineer in Wyoming, Colorado, Utah, and Oregon; a licensed Professional Geologist in Wyoming; a Registered Member of the SME.

4.

I have worked as an engineer and a geologist for over 50 years. My work experience includes uranium exploration, mine production, and mine/mill decommissioning and reclamation. Specifically, I have worked with numerous uranium projects in the US and abroad.

5.	I was last present at the site on September 16, 2014.
6.

I am not fully independent of the issuer. While Anfield is but one of many clients for whom BRS Inc. provides consulting services, I also serve as Anfield’s Chief Operating Officer on a contractual basis. I hold no stock or other financial interest in Anfield.

7.	I do have prior working experience on the property as stated in the report.
8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 15th day of April 2025

Signed and Sealed

Douglas L. Beahm, PE, PG, SME Registered Member

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CERTIFICATE OF AUTHOR

CARL DAVID WARREN

I, Carl David Warren, P.E., P.G., do hereby certify that:

1.	I am co-author of the report titled “VELVET WOOD PROJECT INITIAL ASSESSMENT”, dated April 15, 2025.
2.	I am a Project Engineer for BRS Engineering Inc., located in Riverton Wyoming, at 1130 Major Ave.
3.

I graduated with a Bachelor of Science in Geological Engineering from the Colorado School of Mines in 2009 and have a Master of Science Degree in Nuclear Engineering from the Colorado School of Mines in 2013. I am Licensed Professional Engineer in the State of Wyoming.

4.

I have worked as both an engineer and a geologist for a cumulative 14 years and have over 17 years of working experience in the mining industry. My relevant work experience includes underground mining, ore control, geological mapping, core logging and data management, uranium exploration, and uranium resource modelling.

5.	I was last present at the site on July 19, 2023.
6.	I am independent of the issuer. I hold no stock, options or have any other form of financial connection to Anfield.
7.	I do not have prior working experience on the property.
8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 15th day of April 2025

Signed and Sealed

Carl David Warren P.E. P.G.